UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WestRock Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE: 9:00 a.m., Eastern Time, on Friday, January 27, 2023	PLACE: Online via webcast at www...virtualshareholdermeeting.com/WRK2023* *There will not be a physical location for the 2023 annual meeting

ITEMS OF BUSINESS:

Proposals	Board Recommendation

(1) To elect 12 directors named in this Proxy Statement	FOR EACH NOMINEE

(2) To hold an advisory vote to approve executive compensation	FOR

(3) To hold an advisory vote on the frequency of future advisory votes on executive compensation	FOR EVERY 1 YEAR

(4) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2023	FOR

In addition, we will transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

WHO MAY VOTE:

You may vote if you were a holder of our common stock on December 5, 2022.

HOW TO VOTE IN ADVANCE OF THE MEETING:

There are three ways for registered stockholders to vote in advance of the meeting:

(1)	By Internet: Go to www..proxyvote.com and follow the instructions.

(2)	By Phone: Call 1-800-690-6903.

(3)	By Mail: Complete, sign and return the proxy card by mail.

Beneficial holders of our stock should review the information provided by their bank, broker or other nominee in order to provide voting instructions.

To vote during the meeting, go to www..virtualshareholdermeeting.com/WRK2023 and follow the instructions.

DATE THESE PROXY MATERIALS WERE FIRST MADE AVAILABLE:

December 15, 2022

MESSAGE FROM OUR PRESIDENT AND CEO

Dear Fellow Shareholders:

Fiscal 2022 was a tremendous year for WestRock. We achieved record financial results and effectively partnered with our customers to navigate continually changing conditions, even as we were faced with uncertainty in the global economy. And importantly, while achieving record financial results, we initiated self-help cost improvements and set the foundation for a transformation agenda that is poised to carry us successfully into the future.

Fiscal 2022 Highlights

In fiscal 2022, WestRock’s business remained strong. On a year-over-year basis, net sales increased 13% to $21.3 billion, net income increased 13% to $945 million, Consolidated Adjusted EBITDA increased 15% to $3.5 billion, earnings per diluted share increased 15% to $3.61 and Adjusted Earnings Per Diluted Share increased 40% to $4.76.

For the fiscal year, WestRock generated $2.0 billion in net cash from operating activities, reduced our total debt by $407 million to $7.8 billion and reduced our net leverage to 2.05 times, compared to 2.38 times at the end of fiscal 2021. As we look ahead, we plan to continue to use our strong free cash flow to invest in our business and return capital to our shareholders through our dividend and opportunistic share repurchases as well as pursue tuck-in acquisitions that meet our return requirements. To that end, we repurchased $600 million of WestRock’s shares in fiscal 2022 and increased our dividend by 4%. And in October, we announced an additional 10% increase to our dividend, bringing our dividend increases to 37.5% since February 2021.

Portfolio Actions

During our Investor Day in 2022, we outlined our plans to transform our Company and focus our business to maximize return on invested capital. We continue to make choices about our market participation that are designed to drive greater value for our shareholders. Earlier this month, we completed our acquisition of the remaining stake in Grupo Gondi in Mexico. This strategic acquisition positions us to take advantage of onshoring trends and capture growth in the attractive Latin American market.

Additionally, we announced our plans to build a greenfield box plant adjacent to our containerboard mill in Longview, Washington. We expect this project to be completed by the end of 2023, which we anticipate to help us better meet the growing demand from regional customers in the Pacific Northwest.

In April and October respectively, we announced the closure of our Panama City, Florida mill and corrugated medium production in our St. Paul, Minnesota mill. These assets would have required significant capital investment to maintain and improve, and we did not see a path to achieving our return hurdles.

Lastly, we recently announced the planned divestiture of our 65% stake in the RTS joint venture and three uncoated recycled paperboard mills and closed the sale of two of those mills earlier in December. With these sales, we will essentially exit the uncoated recycled paperboard business. We plan to use the proceeds from these dispositions to pay down debt and reinvest for growth in our strategic key markets.

Leading in Sustainability and Innovation

During 2022, WestRock made substantial progress in defining and executing against our sustainability goals, creating ambitious targets for our performance by 2030. These goals focus on improvements in our carbon emissions, water usage, safety and the ongoing certification of sustainable forestry practices, in addition to specific goals for improvements in diversity across our Company. At WestRock, that commitment starts at the top: 50% of our board of directors is now diverse on the basis of gender or race. We’ve also been recognized externally for our efforts to advance diversity, inclusion, equity and belonging, earning top marks in the Human Rights Campaign’s Corporate Equality Index as a 2022 “Best Place to Work for LGBTQ Equality.” And I’m proud to report that our work across the environmental, social and governance areas has garnered WestRock a spot on the Dow Jones Sustainability Index for North America for two consecutive years.

*	Reconciliations for non-GAAP financial measures are available in Appendix A.

Reduction of greenhouse gas emissions is a key area where we made important progress this year as we developed, validated and published a science-based target to reduce Scope 1, Scope 2 and certain Scope 3 emissions. This new target continues our longstanding focus on reducing greenhouse gas emissions.

Innovation linked to sustainability continues to be a focus for WestRock, and it is an area of great opportunity for our Company. Like us, many of our customers have set aggressive goals to improve their packaging sustainability, and we are partnering with them to reduce or replace plastics with fiber-based solutions. We have helped our customers eliminate thousands of tons of plastic from their portfolios by using innovative, fiber-based packaging alternatives, including major brands such as Grupo Modelo, Swiss Chalet and Kraft Heinz.

Looking Forward

During the past fiscal year, we defined WestRock’s purpose: Innovate Boldly, Package Sustainably – and that defines our path forward. Given our broad portfolio, the breadth of paper and packaging solutions we offer, and our continued investment in product innovations, WestRock is well positioned to continue capturing a growing share of the packaging market as we seek to advance the circular economy. And we will do so boldly, taking on today’s marketplace challenges and driving productivity and growth throughout our Company.

Looking forward, WestRock is well positioned to steer through any weakening in the economy given our strong balance sheet, robust cash flows and diverse revenue streams given the broad range of end markets we serve. We stand ready to continue addressing our customers’ changing packaging needs while also helping them to achieve their sustainability goals. We have a clear roadmap for long-term growth and a transformation agenda that will drive our Company forward in fiscal 2023.

On behalf of the board of directors and my WestRock team members, I want to thank you for your interest and investment in WestRock. The future remains bright at WestRock, and I am looking forward to the great things ahead.

Sincerely,

David B. Sewell

President and Chief Executive Officer

Proxy Statement Summary and Related Matters

PROXY STATEMENT SUMMARY AND RELATED MATTERS

This summary highlights information contained elsewhere in this Proxy Statement as well as certain other information that our stockholders may wish to consider prior to making a voting decision. You should read this entire Proxy Statement carefully before voting.

OUR BUSINESS AND OUR VISION

WestRock Company (the “Company” or “we”) provides innovative, sustainable, fiber-based packaging solutions for consumer and corrugated packaging markets. Our community of more than 50,000 team members supports customers around the world from locations in North America, South America, Europe, Asia and Australia. Our extensive network of mills, converting and recycling facilities, our capabilities in automation technology and materials science, and our legacy in sustainable forestry position us to imagine and deliver on the promise of a sustainable future.

We believe fiber-based packaging, the core of our business and sustainability platform, plays a central role in replacing plastic and advancing a more circular economy. We partner with customers to deliver real value. We’re a partner that strives to provide competitive advantages, deliver consistent quality and superior service, and fuel innovation to foster sustainable growth. Our vision is to be the world’s best paper and packaging company. We are building on our long history of sustainability leadership and innovation, including breakthroughs that have revolutionized packaging design and retail solutions. We are also increasing our commitment to innovation to support future growth and sustainability for our business and our customers.

Our fiscal 2022 performance highlights include:

$21.3 billion Net Sales	$2.0 billion Net Cash Provided by Operating Activities	$0.9 billion Net Income	$3.5 billion Consolidated Adjusted EBITDA*

*	Non-GAAP Financial Measure. See the Appendix for a reconciliation to the most directly comparable GAAP measure.

Advanced Capital Allocation Strategy

At our 2022 Investor Day, we outlined our plans to transform our Company and focus our business to maximize return on invested capital. Throughout the year, we refined our disciplined capital allocation strategy and took swift action to advance it. In addition to returning $260 million to stockholders through our quarterly dividend, we completed $600 million in share repurchases. We also announced a new repurchase program of up to an incremental 25.0 million shares of our common stock, representing an additional authorization of approximately 10% of our outstanding common stock. Following a portfolio review, we announced the closure of our Panama City mill and of the corrugated medium manufacturing operations at our St. Paul mill. Closing these operations allows us to redirect significant capital that would otherwise have been required to keep these mills competitive in the future to improve other key assets. During fiscal 2022, we made $863 million in capital investments, including numerous projects to modernize our mill and converting assets.

Westrock Company 2023 Proxy Statement    1

Proxy Statement Summary and Related Matters

We also announced our entry into an agreement to acquire the remaining 67.7% interest in Grupo Gondi for $970 million, plus the assumption of debt. The transaction, which closed in December 2022, aligns with the disciplined acquisition framework announced at Investor Day and is expected to provide significant financial and strategic benefits to our business.

In addition, we undertook numerous initiatives in fiscal 2022 beyond portfolio actions to improve productivity and drive long-term profitability. We believe these projects will drive significant cost savings across our business in fiscal 2023 and beyond.

ANNUAL MEETING INFORMATION

Time and Date	9:00 a.m., Eastern Time, on Friday, January 27, 2023

Location	Online via webcast at www...virtualshareholdermeeting.com/WRK2023

Record Date	December 5, 2022

ANNUAL MEETING AGENDA

Proposals	Board Recommendation	Page

(1) Election of 12 Directors named in this Proxy Statement	FOR EACH NOMINEE	9

(2) Advisory Vote to Approve Executive Compensation	FOR	23

(3) Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	FOR EVERY “1 YEAR”	24

(4) Ratification of Appointment of Ernst & Young LLP for fiscal 2023	FOR	49

2    Westrock Company 2023 Proxy Statement

Proxy Statement Summary and Related Matters

DIRECTOR NOMINEES

Name and Primary Occupation	Age	Director Since	Other Public Boards	Committees

COLLEEN F. ARNOLD Independent Director Former Senior Vice President, Sales and Distribution, International Business Machines Corporation	65	2018	0	• Compensation • Finance (Chair)

TIMOTHY J. BERNLOHR Independent Director Managing Member, TJB Management Consulting, LLC	63	2015	2	• Audit • Compensation (Chair) • Executive

J. POWELL BROWN Independent Director President and CEO, Brown & Brown, Inc.	55	2015	1	• Compensation • Governance

TERRELL K. CREWS Independent Director Former Executive Vice President, CFO, Monsanto Corporation	67	2015	2	• Audit (Chair) • Executive • Finance

RUSSELL M. CURREY Independent Director President, Boxwood Capital, LLC	61	2015	0	• Audit • Finance

SUZAN F. HARRISON Independent Director Former President, Global Oral Care, Colgate-Palmolive Company	65	2020	2	• Audit • Governance

GRACIA C. MARTORE Independent Director Former President and CEO, TEGNA Inc.	71	2015	2	• Audit • Finance

JAMES E. NEVELS Independent Director Former Chairman, The Swarthmore Group	70	2015	0	• Compensation • Executive • Governance (Chair)

E. JEAN SAVAGE Independent Director President and CEO, Trinity Industries, Inc.	58	2022	1	• Audit • Compensation

DAVID B. SEWELL President and CEO, WestRock Company	54	2021	1	• Executive

DMITRI L. STOCKTON Independent Director Former Senior Vice President and Special Advisor to the Chairman, General Electric Company	58	2022	3	• Audit • Finance

ALAN D. WILSON Independent Chair Former Chairman and CEO, McCormick & Company, Inc.	65	2015	1	• Executive (Chair) • Finance • Governance

Westrock Company 2023 Proxy Statement    3

Proxy Statement Summary and Related Matters

GOVERNANCE HIGHLIGHTS

We believe good corporate governance supports long-term value creation for our stockholders, and our corporate governance framework supports independent oversight and accountability. In 2022, following the retirement of John A. Luke, Jr., Alan D. Wilson, who previously served as Lead Independent Director, was elected as non-executive Chair of the Board of Directors (the “Board”).

Independent Oversight	Accountability

• Eleven of 12 director nominees are independent	• Annual election of all directors

• Independent Chair with clearly delineated responsibilities	• Majority voting in uncontested elections

• All independent committees (other than Executive Committee)	• Annual Board and committee self-evaluations

• Mandatory director retirement age	• Annual advisory vote on executive compensation

• Regular executive sessions for Board and committee meetings	• Robust stock ownership and retention guidelines for Board and designated executive officers

• Over-boarding policy

Board Refreshment and Diversity

The Board is composed of experienced members who are diverse with respect to background, skills, experiences, gender, race and ethnicity, which facilitates the effective oversight of our strategy and management.

Global Business Experience 10	Capital Allocation Experience 11	Consumer Packaged Goods Experience 5
M&A Experience 11	Paper & Packaging Experience 4	Enterprise Risk Management Experience 9
Financial Expertise 9	Manufacturing Experience 8	Experience with Scale 6
Public Company CEO Experience 5	Sustainability Experience 6
Public Company Board Experience 11	Innovation Experience 5

We recognize the importance of board refreshment, and it remains an area of focus for the Board. We have added five new directors since the middle of 2018, including the addition of E. Jean Savage and Dmitri L. Stockton as directors in the last 12 months. These changes demonstrate the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our business strategy. We also recognize and value the importance of board diversity. In 2020, the Board adopted the WestRock Company Diversity Search Policy, pursuant to which we include qualified female and racially or ethnically diverse candidates on the initial lists of candidates from which new management-supported director nominees recruited from outside the Company are chosen by the Board. We are proud of the fact that four of the last five directors to join the Board reflect diversity on the basis of gender or race.

Human Capital Management and Continued Leadership Transition

The Board believes that effective talent development and human capital management are important to our success, and we recently revised our Corporate Governance Guidelines (the “Guidelines”) to expressly identify the Board’s oversight role with respect to our strategies related to human capital management. The Board is actively engaged and involved in management succession planning and talent management. Following the election of David B. Sewell as our President and Chief Executive Officer (“CEO”) in 2021, the Board remained actively engaged in the executive leadership transition throughout fiscal 2022 as we welcomed three new executive officers: Alexander W. Pease, Executive Vice President and Chief Financial Officer, Denise R. Singleton, Executive Vice President, General Counsel and Secretary, and Samuel M. Shoemaker, President, Consumer Packaging, and as Patrick M. Kivits transitioned to a new role as President, Corrugated Packaging.

4    Westrock Company 2023 Proxy Statement

Proxy Statement Summary and Related Matters

Environment, Social and Governance Oversight

The charter of the Nominating and Corporate Governance Committee (the “Governance Committee”) provides that one of its principal duties and responsibilities is to oversee our policies, strategies and programs related to environment, social and governance (“ESG”) matters, including sustainability. The Governance Committee recently determined to increase the cadence of its meetings to four times per year beginning in fiscal 2023, which is expected to, among other things, expand the frequency with which ESG and sustainability topics are discussed with the Governance Committee. In addition, the Governance Committee has identified sustainability experience as one of the important areas of experience for directors to possess collectively in light of our business strategy.

6/12 directors have sustainability experience

In addition to Board-level oversight, we augmented our management-level oversight of sustainability matters during fiscal 2022. WestRock’s executive leadership team is responsible for establishing our sustainability strategy, including with respect to climate-related issues. In 2022, we hired a new Senior Vice President of Strategy and Sustainability, who reports to our President, Global Paper. This role has responsibility for providing guidance on our sustainability strategy and driving implementation of our sustainability strategy throughout the organization in collaboration with other executives. Our Vice President, Sustainability, manages day-to-day implementation of this strategy. In addition to our sustainability executives, the Company has established cross-functional groups within the organization to provide input on our sustainability strategy, develop plans to achieve our sustainability targets and embed our sustainability goals into our operations. These groups include representatives from our product stewardship, environmental, innovation, engineering, manufacturing, finance, legal and communication groups.

Stockholder Engagement

Stockholder engagement is a key pillar of our corporate governance framework. We conduct year-round, proactive stockholder engagement to ensure that management and the Board understand and consider the issues that matter most to our stockholders. We provide regular updates regarding our financial performance and strategic actions to the investor community through our participation in investor conferences, one-on-one meetings, earnings calls, and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through our filings with the Securities and Exchange Commission (the “SEC”), press releases, website and sustainability report.

In addition to our regular engagement initiatives, we conducted an outreach program in the fall of 2022. As part of this process, we met virtually or initiated contact with stockholders representing approximately 50% of our outstanding shares. These discussions included various members of our senior management team as well as, where appropriate, one of our independent directors. The topics discussed included our approach to human capital management, including diversity, inclusion, equity and belonging, and compensation, corporate governance, sustainability and various related goals that we have set and initiatives we have launched.

COMPENSATION HIGHLIGHTS

Our executive compensation policies and programs are a strategic tool designed to drive stockholder value creation by attracting, retaining and motivating superior talent committed to the successful execution of our business strategy. We believe our short-term and long-term incentive programs for leaders and other employees are appropriately balanced, reinforcing both near and longer-term results, while also encouraging prudent decision-making, effective risk management, and consideration of market practices.

Pay for Performance

Our executive compensation program is based on a pay-for-performance model. In fiscal 2022:

100% of our named executive officers’ (“NEOs”) short-term incentive program (“STIP”) goals were tied to Company performance, as measured by Consolidated Adjusted EBITDA (“EBITDA”), Adjusted Net Sales (“Revenue”) and Adjusted Free Cash Flow Per Share (“Free Cash Flow Per Share”) metrics; and
75% of our NEOs’ long-term incentive program (“LTIP”) award value was tied to overall Company performance, as measured by Free Cash Flow Per Share, Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (“TSR”) metrics over a three-year performance period.

Westrock Company 2023 Proxy Statement    5

Proxy Statement Summary and Related Matters

Pay at Risk

The Compensation Committee structures our NEOs’ compensation such that a significant portion is at-risk. We believe this allocation of variable target compensation aligns with our pay-for-performance philosophy and motivates our executive officers to focus on business growth, short-term plans and commitments, and the creation of long-term value for our stockholders. As noted below, in fiscal 2022, 88% of target total compensation for Mr. Sewell was at-risk, and only 12% of his compensation was fixed, providing a strong link between his target total compensation and our financial and operating results. An average of 74% of target total compensation for the other NEOs was at-risk in fiscal 2022.

2022 CEO COMPENSATION MIX	2022 AVERAGE OTHER NEO COMPENSATION MIX*

*

Does not include one-time sign-on equity awards granted to Alexander W. Pease in November 2021 and Denise R. Singleton in February 2022 upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company.

6    Westrock Company 2023 Proxy Statement

Proxy Statement Summary and Related Matters

Enhancements

We made enhancements to our executive compensation program in fiscal 2022 to further align the program with our business strategy and the long-term interests of our stockholders.

What We Did	Why We Did It

Short -Term Incentive Program • Added metrics of Revenue and Free Cash Flow Per Share to the fiscal 2022 STIP • Retained EBITDA as a STIP metric • Retained safety and diversity modifiers	• To motivate and reward top-line profitable growth, while focusing on margin improvement and consistent cash flow generation • To further enhance correlation with key drivers of stockholder value

Long-Term Incentive Program

• Added ROIC as an LTIP metric to complement Free Cash Flow Per Share and relative TSR metrics

• Shifted the relative TSR peer group from the S&P 500 Materials Index to a custom peer group

•  To focus on the effective and disciplined use of capital and the return generated for stockholders, while reinforcing cash management and relative TSR performance

•  To utilize a peer group more closely aligned with our key business characteristics (capital intensity, market capitalization, stock price correlation, and P/E ratio) and similarly impacted by macroeconomic influences

Change in Control Arrangements • Entered into change in control agreements with NEOs and select executive officers

•  To align with market competitive practices, reinforce optimal decisions for the benefit of stockholders, and provide NEOs incentive to remain with the Company through a transaction for the benefit of stockholders

Executive Severance Plan • Adopted a revised plan that better aligns with competitive market practices

•  To provide a market-based severance program to recruit and retain executives on competitive terms, consolidate and standardize our severance practices for existing executives, and enhance protections for the Company in connection with executive transitions

SUSTAINABILITY HIGHLIGHTS

Sustainability has long been an important aspect of our business, and we have recently increased our sustainability ambitions in response to customer and market demands. We organize our efforts around three sustainability pillars: Innovating for Our Customers and Their Customers, Bettering the Planet and Supporting People and Communities. In fiscal 2022, we took the important step of building on our legacy of sustainability by announcing new, more ambitious targets tied to each of these pillars.

•

Innovating for Our Customers and Their Customers – We root our innovation efforts in megatrends and key forces that will shape our industry and business over the next decade, including replacing plastic with fiber-based solutions, driving more efficient use of materials through automation and design, and increasing recyclability, compostability and reusability of common packaging formats.

Target: 100% of our products to be recyclable, compostable or reusable by 2025

•  Bettering the Planet – We aim to champion sustainable forestry and act as responsible stewards of the environment. We seek to execute on this vision in many aspects of our business including greenhouse gas emissions reduction, responsible fiber sourcing, and water stewardship.

Target: Achieve a validated science-based target* to reduce our Scope 1, Scope 2 and certain Scope 3 greenhouse gas emissions by 27.5% by 2030 against a 2019 baseline

*	Target aligns with the goal of the Paris Agreement to limit global average temperature increase to well below two degrees Celsius above pre-industrial levels.

Westrock Company 2023 Proxy Statement    7

Proxy Statement Summary and Related Matters

Target: Lead in water stewardship by (i) committing $15 million to community projects that protect and benefit freshwater resources, working forests and biodiversity through 2030, (ii) enhancing water management systems at all mills by the end of 2030, as part of an effort to reduce our water intake by 15% by 2030 from a 2019 baseline, and (iii) launching a global employee education campaign in 2023 emphasizing the importance of responsible water use

Target: Promote sustainable forestry, as measured by (i) sourcing 100% of virgin fiber from responsibly managed forests, (ii) investing in the future of sustainable forestry by supporting certification of 1.5 million acres of forestland to recognized forest management standards by 2030, and (iii) engaging with 10,000 private landowners and their stakeholders to provide education, guidance and support for sustainable management of their forestlands by 2030

•  Supporting People and Communities – Our community of more than 50,000 team members lives and works in more than 300 locations in 30 countries around the world. We seek to be the employer of choice and a clear leader in safety, with a culture that puts people first and fosters a diverse, inclusive and engaged workplace. We strive to create an environment where all team members feel a sense of belonging and can do their best work. Our focus on safety, diversity and belonging contributes to collaborative, engaged and productive teams.

Target: Strive for a 100% safe culture by driving continuous improvement through elimination of life-changing events and reduction of other safety risks in the workplace, with a goal of year-over-year reduction in severe injuries as measured by lost workday rate, as we continue to implement HOP — our Human and Organizational Performance program that focuses on continuous learning and improvement in our safety efforts

Target: Invest in programs and systems to advance our leadership in diversity, inclusion and belonging for our teammates, customers, industry and communities, as measured by (i) focusing on critical recruitment and retention programs to target year-over-year improvement at all levels for women, people of color and military veterans working at WestRock, (ii) tracking diversity in succession planning, with the goal of making succession representative of company demographics, (iii) targeting high levels of employee engagement (85% or better) and/or year-over-year improvement across WestRock operations, sites and functions, and (iv) targeting more than $975 million per year of spending with diverse-owned businesses

Target: Invest to reduce barriers to technical education and skills, inspiring careers in modern manufacturing by providing access to training for one million individuals by 2030

These targets and our work to advance them are described in more detail in our 2021 Sustainability Report, published in May 2022, which we prepared in accordance with the Global Reporting Initiative (“GRI”) Standards Core Option. The report includes a crosswalk to relevant Sustainability Accounting Standards Board (“SASB”) disclosure topics and is available through our website at http.s:://www..westrock.com/sustainability. We expect future reports to be informed by the framework of the Task Force on Climate-Related Financial Disclosures (“TCFD”). Neither the report nor any portion of our website, including our latest consolidated EEO-1 Report, is part of, or incorporated by reference into, this Proxy Statement.

As part of our commitment to transparency, and based on feedback from external stakeholders, we have begun publishing in the sustainability section of our website our latest consolidated EEO-1 Report as submitted to the U.S. Equal Employment Opportunity Commission.

8    Westrock Company 2023 Proxy Statement

Board and Governance Matters

BOARD AND GOVERNANCE MATTERS

ITEM 1. ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the 12 director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2024 and until his or her successor is elected and qualified

Voting Recommendation: FOR the election of each of the 12 director nominees named in the Proxy Statement

Vote Required: A director will be elected if the number of shares voted FOR that director nominee exceeds the number of shares voted AGAINST that director nominee

Broker Discretionary Voting Allowed? No, broker non-votes have no effect

Abstentions: No effect

GOVERNANCE FRAMEWORK

Our governance framework facilitates independent oversight and accountability. All of our corporate powers are exercised by or under the authority of the Board, and our business and affairs are managed under the direction of the Board, subject to limitations and other requirements in our charter documents or in applicable statutes, rules and regulations, including those of the SEC and the New York Stock Exchange (the “NYSE”).

Independent Oversight	Accountability

• Eleven of 12 director nominees are independent	• Annual election of all directors

• Independent Chair with clearly delineated responsibilities	• Majority voting in uncontested elections

• All independent committees (other than Executive Committee)	• Annual Board and committee self-evaluations

• Mandatory director retirement age	• Annual advisory vote on executive compensation

• Regular executive sessions for Board and committee meetings	• Robust stock ownership and retention guidelines for Board and designated executive officers

• Over-boarding policy

Our governance framework is described in the key governance documents listed below, each of which is reviewed by the Board at least annually, except for our Bylaws (as defined below) and certificate of incorporation, which are reviewed periodically:

•	Amended and Restated Certificate of Incorporation

•	Second Amended and Restated Bylaws (our “Bylaws”)

•	the Guidelines

•	Charters of the Audit Committee, Compensation Committee, Governance Committee and Finance Committee

•	Code of Conduct

•	Code of Business Conduct and Ethics for Directors

•	Code of Ethical Conduct for CEO and Senior Financial Officers.

As described in further detail below and in light of the retirement of Mr. Luke at our annual meeting of stockholders in January 2022 (the “2022 Annual Meeting”), we recently revised our governance documents to provide flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate in its business judgment, and to eliminate the separation of the Chair and Lead Independent Director roles when the Chair is independent. Copies of these documents are available on our website, www..westrock.com, or upon written request sent to our Corporate Secretary. The information on our website is not part of, or incorporated by reference into, this Proxy Statement.

Westrock Company 2023 Proxy Statement    9

Board and Governance Matters

BOARD COMPOSITION

The Board currently consists of 12 directors, each of whom is a nominee for election at our annual meeting of stockholders scheduled for January 27, 2023 (the “2023 Annual Meeting”). Ms. Savage and Mr. Stockton joined the Board during 2022 following the retirement of Mr. Luke and Bettina Whyte after many years of distinguished service. Ms. Savage and Mr. Stockton were first identified as director candidates by a third-party search firm and were appointed to the Board effective January 28, 2022 and July 29, 2022, respectively.

Director Nomination Process

The Governance Committee is responsible for evaluating and recommending director nominees to the Board for consideration and approval.

Candidates recommended to Governance Committee	g	Governance Committee considers candidates’ qualifications	g	Governance Committee recommends candidates to Board	g	Board determines nominees for election

The Governance Committee periodically assesses the Board to ensure that it has the right mix of experience, qualifications and skills. A list of the skills and experiences that the Governance Committee considers important in light of our current business strategy and structure, along with an indication of the director nominees that possess each category of skill or experience, appears on page 11. The director nominees’ biographies beginning on page 13 include each director nominee’s relevant experience, qualifications and skills.

The Governance Committee also periodically assesses the appropriate size of the Board and any vacancies that are expected due to retirement or otherwise. If no vacancies are anticipated, the Governance Committee considers the qualifications of incumbent directors. If vacancies arise or are anticipated, it considers potential director candidates who may come to the attention of the Governance Committee through current directors, professional search firms and advisors or other individuals, including stockholders. The Governance Committee’s evaluation of potential director candidates does not vary based on the source of the recommendation. To nominate a candidate for next year’s annual meeting of stockholders, a stockholder must deliver or mail its nomination submission to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary, in accordance with the timing and other requirements included in our Bylaws as specified in “Other Important Information — Stockholder Proposals or Director Nominations for 2024 Annual Meeting.”

The Governance Committee evaluates potential candidates against the standards and qualifications set forth in the Guidelines, as well as other relevant factors it deems appropriate. In addition, each candidate must:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that a director may also be an executive officer of the Company).

•	Be committed to discharging directors’ duties in accordance with the Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out the director’s duties effectively and be committed to serving on the Board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees, and to otherwise fulfill the director’s duties.

The Board strives to select candidates for Board membership who represent a mix of diverse experience, background and thought at policy-making levels that are relevant to our strategy, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions. In 2020, the Board adopted the WestRock Company Diversity Search Policy, pursuant to which we include qualified female and racially or ethnically diverse candidates on the initial lists of candidates from which new management-supported director nominees recruited from outside WestRock are chosen by the Board.

To ensure that the Board continues to evolve in a manner that serves our changing business and strategic needs, the Governance Committee evaluates whether incumbent directors collectively possess the requisite skills and perspective before recommending a slate of incumbent directors to the Board for re-nomination.

10    Westrock Company 2023 Proxy Statement

Board and Governance Matters

The table below identifies the skills and experiences that the Board and the Governance Committee consider important for directors collectively to possess for effective governance of WestRock in the current business environment. It also provides a high-level summary of the diverse skills and experience of our nominees to the Board, which contribute to the sound governance of WestRock, although it is not an exhaustive list of each nominee’s contributions to the Board.

Global Business Experience to help oversee the management of global operations	●	●		●		●	●	●	●	●	●	●

Mergers and Acquisitions Experience to provide insight into developing and implementing strategies for growing our businesses	●	●	●	●		●	●	●	●	●	●	●

Financial Expertise to help drive our operating and financial performance	●	●		●	●		●	●	●		●	●

Public Company CEO Experience to help us drive business strategy, growth and performance			●				●		●	●		●

Public Company Board Experience to help us oversee an ever-changing mix of strategic, operational and compliance related matters	●	●	●	●		●	●	●	●	●	●	●

Capital Allocation Experience to help us allocate capital efficiently	●	●	●	●	●		●	●	●	●	●	●

Paper and Packaging Experience to help us deepen our understanding of the markets within which we compete		●			●		●					●

Manufacturing Experience to help us drive operating performance		●		●	●		●	●	●	●		●

Sustainability Experience to assist us in delivering sustainable packaging solutions for our customers and achieving our sustainability goals	●					●		●	●	●		●

Innovation Experience to assist us in building our global innovation capabilities, in particular with respect to packaging design, machinery and automation, materials science and digitalization of packaging

	●			●		●	●		●

Consumer Packaged Goods Experience to assist us to better understand and anticipate our customers’ needs and the changing dynamics of our industry		●				●		●		●		●

Enterprise Risk Management Experience to assist us in our oversight and understanding of significant areas of risk to the enterprise and in implementing appropriate policies and procedures to effectively manage risk

	●	●	●	●			●	●		●	●	●

Experience with Scale to help us drive transformation, performance and culture in a large organization	●			●		●	●			●	●

The Board is committed to having a membership that reflects diversity, including with respect to gender, race, ethnicity and other personal attributes. This commitment is illustrated by the fact that the Board currently includes four directors who are women, two directors who are racially diverse and two directors who have served in the military. The table below reflects self-identified diversity characteristics of the Board.

Gender

Male		●	●	●	●			●		●	●	●

Female	●					●	●		●

Race/Ethnicity

Hispanic or Latino

White	●	●	●	●	●	●	●		●	●		●

Asian

Black or African American								●			●

Native Hawaiian or Other Pacific Islander

American Indian or Alaska Native

Two or More Races

Openly LGBTQIA+

Disability

Military Service									●			●

Westrock Company 2023 Proxy Statement    11

Board and Governance Matters

Board Refreshment

We recognize the importance of Board refreshment, and it remains an area of focus for the Board. The Governance Committee regularly considers Board composition and how Board composition changes over time. We have added five new directors since the middle of 2018, including the addition of Ms. Savage and Mr. Stockton as directors in the last 12 months. These changes demonstrate the Board’s commitment to refreshment with independent nominees who provide important perspectives and experience to oversee our business strategy.

Pursuant to the Guidelines, directors must retire when they reach age 72, provided that they may continue to serve thereafter until the next annual or special meeting of stockholders at which directors are to be elected. Mr. Luke and Ms. Whyte each retired effective at the 2022 Annual Meeting because they had reached age 72. Mr. Luke reached age 72 in 2020, but the Board requested that he continue to serve as a director and as the non-executive Chair of the Board given the exceptional circumstances surrounding the COVID-19 pandemic.

The Board has not established term limits because it believes that, on balance, term limits would sacrifice the contribution of directors who have developed deep insight into our industry, strategy and operations. However, the Governance Committee evaluates the qualifications, skills and performance of each incumbent director before recommending his or her nomination for an additional term. A director who has a significant change in full-time job responsibilities must submit a letter of resignation to the Board, which allows the Board to review the continued appropriateness of the director’s membership on the Board. In 2022, following Mr. Nevels’ decision to step down as Chairman of the Swarthmore Group and upon the recommendation of the Governance Committee (from which Mr. Nevels recused himself), the Board determined to reject Mr. Nevels’ resignation from the Board and applicable committees based on the important skills and experience he brings to the Board, as highlighted above.

Majority Voting Standard in Uncontested Elections

Our directors are elected by a majority of the votes cast for them in uncontested elections. If a director does not receive a greater number of “for” votes than “against” votes, then the director must tender his or her resignation to the Board. The Board then determines whether to accept the resignation. Our directors are elected by a plurality vote standard in contested elections.

Over-Boarding Policy

Our directors may not serve on more than four other public company boards, and a director who is actively employed as a public company executive officer is expected to limit his or her public company directorships to two in the aggregate. Messrs. Sewell and Brown and Ms. Savage each serve on one other public company board, and none of our remaining director nominees serves on more than three other public company boards.

Director Independence

Under the Guidelines and the NYSE corporate governance listing standards (the “NYSE Standards”), the Board must consist of a majority of independent directors. The Board annually reviews director independence under standards set forth in the Guidelines. The Board has affirmatively determined that all director nominees, other than Mr. Sewell, our President and CEO, are independent. In addition, the Board had previously determined that Mr. Luke and Ms. Whyte, who retired from the Board at the 2022 Annual Meeting, were independent during their tenure.

In the normal course of business, we purchase products and services from many suppliers, and we sell products and services to many customers. In some cases, these transactions have occurred with companies with which our directors have relationships as directors or executive officers. Board members may also have relationships as directors with companies that hold or held our securities. See “Board and Governance Matters - Certain Relationships and Related Transactions” for additional information regarding our process for reviewing such arrangements.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to become familiar with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations (including by outside speakers), discussions with management, visits to our facilities and other sources, including access to external resources. During fiscal 2022, we reinitiated visits to our facilities as part of our continuing education program after pausing such visits during fiscal 2021 due to COVlD-19-related concerns.

Director Nominees

After evaluating each director nominee and the composition of the Board, the Governance Committee recommended all the current directors for election at the 2023 Annual Meeting. lf elected, each of the 12 nominees will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. lf for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies may be voted as recommended by the Board to elect substitute nominees recommended by the Board to the extent permitted by applicable law. The Board may allow the vacancy created to remain open until such time as it is filled by the Board, or the Board may determine not to elect substitute nominees and may instead determine to reduce the size of the Board.

12    Westrock Company 2023 Proxy Statement

Board and Governance Matters

lnformation about the director nominees, including additional information concerning their qualifications for office, is set forth below.

COLLEEN F. ARNOLD
Age: 65 Director Since: 2018 Independent Board Committees: • Compensation • Finance (Chair)

BACKGROUND:

Ms. Arnold has served as a director of the Company since 2018. She served as senior vice president, sales and distribution for lnternational Business Machines Corporation (“lBM”) from 2014 to 2016. Prior to that, Ms. Arnold held a number of senior positions with lBM from 1998 to 2014, including senior vice president, application management services, lBM Global Business Services; general manager of GBS Strategy, Global Consulting Services, Global lndustries and Global Application Services; general manager, Europe; general manager, Australia and New Zealand Global Services; and CEO of Global Services Australia.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Ms. Arnold’s experience serving in a number of senior roles with a large, global technology company provides her with global business experience, senior executive experience, consumer markets and sales experience, technology experience and experience working for a company with significant scale.

	CURRENT PUBLIC BOARDS: None	OTHER PUBLIC BOARDS WITHIN 5 YEARS: Cardinal Health, lnc.

TIMOTHY J. BERNLOHR
Age: 63 Director Since: 2015 Independent Board Committees: • Audit • Compensation (Chair) • Executive

BACKGROUND:

Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2010 until it was acquired by RockTenn Company (“RockTenn”) in 2011, and he served as a director of RockTenn from 2011 until the effective date of the 2015 merger of RockTenn and MeadWestvaco Corporation (“MeadWestvaco,” and such merger, the “Combination”) when he became a director of the Company. Mr. Bernlohr currently serves as the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation and a provider of interim executive management and strategic planning services. From 1997 to 2005, he served in various executive capacities, including as president and CEO, at RBX Industries, Inc. Prior to joining RBX Industries, Mr. Bernlohr spent 16 years in various management positions with Armstrong World Industries, Inc.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Bernlohr’s experience as a strategic consultant, a director of various publicly traded companies, and the CEO of an international manufacturing company provides him with broad corporate strategy and global business experience. In addition, Mr. Bernlohr has deep experience in the paper and packaging industry.

	CURRENT PUBLIC BOARDS: International Seaways, Inc. Skyline Champion Corp.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: Atlas Air Worldwide Holdings, Inc. Overseas Shipholding Group, Inc.

J. POWELL BROWN
Age: 55 Director Since: 2015 Independent Board Committees: • Compensation • Governance

BACKGROUND:

Mr. Brown served as a director of RockTenn from 2010 until the effective date of the Combination when he became a director of the Company. He has served as president of Brown & Brown, Inc. since 2007 and as CEO since 2009. Mr. Brown previously served as a regional executive vice president of Brown & Brown. From 2006 to 2009, he served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and subsidiary of SunTrust Banks, Inc.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Brown’s experience as a CEO of a publicly traded insurance services company provides him with broad experience and knowledge of risk management and loss minimization and mitigation, as well as capital allocation experience and perspective on leadership of publicly traded companies.

	CURRENT PUBLIC BOARDS: Brown & Brown, Inc.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

Westrock Company 2023 Proxy Statement    13

Board and Governance Matters

TERRELL K. CREWS
Age: 67 Director Since: 2015 Independent Board Committees: • Audit (Chair) • Executive • Finance

BACKGROUND:

Mr. Crews served as a director of Smurfit-Stone from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of the Company. Mr. Crews served as executive vice president and CFO of Monsanto Company from 2000 to 2009, and as the CEO of Monsanto’s vegetable business from 2008 to 2009.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Crews’ experience as a CFO and executive of a publicly traded company and as a director of other public companies provides him with broad business knowledge and in-depth experience in complex financial matters. He also has experience working for a company with significant scale.

	CURRENT PUBLIC BOARDS: Archer Daniels Midland Company Hormel Foods Corporation	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

RUSSELL M. CURREY
Age: 61 Director Since: 2015 Independent Board Committees: • Audit • Finance

BACKGROUND:

Mr. Currey served as a director of RockTenn from 2003 until the effective date of the Combination when he became a director of the Company. He has served as the president of Boxwood Capital, LLC, a private investment company, since 2013. Mr. Currey worked for RockTenn from 1983 to 2008 and served as executive vice president and general manager of its corrugated packaging division from 2003 to 2008.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Currey’s experience with RockTenn in a number of leadership roles over a period of 25 years provides him with valuable manufacturing experience as well as substantial knowledge of our industry, business and customers. Mr. Currey’s background has also provided him with capital allocation experience and financial expertise.

	CURRENT PUBLIC BOARDS: None	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

SUZAN F. HARRISON
Age: 65 Director Since: 2020 Independent Board Committees: • Audit • Governance

BACKGROUND:

Ms. Harrison has served as a director of the Company since January 2020. She served as President of Global Oral Care at Colgate-Palmolive Company (“Colgate”), a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products, from 2012 to 2019. Previously, Ms. Harrison served as President of Hill’s Pet Nutrition Inc. North America from 2009 to 2011, Vice President, Marketing for Colgate U.S. from 2006 to 2009 and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. She held a number of other leadership roles at Colgate beginning in 1983.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Ms. Harrison’s experience serving in a number of senior roles with a large, global consumer products company provides her with global business experience, senior executive experience, consumer markets experience and experience working for a company with significant scale.

	CURRENT PUBLIC BOARDS: Archer Daniels Midland Company Ashland Inc.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

14    Westrock Company 2023 Proxy Statement

Board and Governance Matters

GRACIA C. MARTORE
Age: 71 Director Since: 2015 Independent Board Committees: • Audit • Finance

BACKGROUND:

Ms. Martore served as a director of MeadWestvaco from 2012 until the effective date of the Combination when she became a director of the Company. She served as the president and CEO and as a director of TEGNA Inc. (formerly Gannett Co., Inc.), a broadcast, digital media and marketing services company, from 2011 to 2017, and she served as president and COO of Gannett from 2010 to 2011. Ms. Martore also served as Gannett’s executive vice president and CFO from 2006 to 2010, its senior vice president and CFO from 2003 to 2006 and in various other executive capacities beginning in 1985. She has served as a director of FM Global since 2005 and of The Associated Press since 2013.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Ms. Martore’s background, experience and judgment as CEO and CFO of a publicly traded company provide her with leadership, business, financial and governance skills. She also has experience working for a company with significant scale.

		CURRENT PUBLIC BOARDS: Omnicom Group Inc. United Rentals, Inc.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

JAMES E. NEVELS
Age: 70 Director Since: 2015 Independent Board Committees: • Compensation • Executive • Governance (Chair)

BACKGROUND:

Mr. Nevels served as a director of MeadWestvaco from 2014 until the effective date of the Combination when he became a director of the Company. He served as chairman of The Swarthmore Group, an investment advisory firm, from 1991 until 2022*. Since 2020, Mr. Nevels has served on the board of Renew Financial, a private company that provides financing for solar energy. Mr. Nevels also served as a director of The Hershey Company from 2007 to 2017, including as lead independent director from 2015 to 2017, and he served as chairman of the company from 2009 to 2015. Mr. Nevels also served as a director of the Federal Reserve Bank of Philadelphia from 2010 to 2015 (and as its chairman from 2014 to 2015) and of MMG Insurance Company, a privately-held provider of insurance services. He served as our Lead Independent Director from September 2017 through February 2019.

• •

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Nevels’ background and experience as an investment advisor and board member, chairman and lead independent director of public companies provide him with broad knowledge and perspective on the governance and leadership of publicly traded companies as well as financial expertise and capital allocation experience.

		CURRENT PUBLIC BOARDS: None	OTHER PUBLIC BOARDS WITHIN 5 YEARS: Alcoa Corp. The Hershey Company XL Group Ltd. First Data Corp.
*The Swarthmore Group filed a petition in Federal Bankruptcy Court under Chapter 7 of the Bankruptcy Code in August 2022.
E. JEAN SAVAGE
Age: 58 Director Since: 2022 Independent Board Committees: • Audit • Compensation

BACKGROUND:

Ms. Savage has served as a director of the Company since January 2022. She has served as president and CEO of Trinity Industries, Inc. (“Trinity”), a company providing railcar products and services, since February 2020 and as a director on the Trinity board since 2018. Ms. Savage previously served in a variety of leadership roles at Caterpillar, Inc., a construction and mining, engines, turbines and locomotives manufacturing company, including as the vice president of the Surface Mining & Technology division of Caterpillar from 2017 through 2020. Ms. Savage also held numerous leadership roles at Progress Rail, including as vice president of Quality and Continuous Improvement before its acquisition by Caterpillar in 2006, and in a variety of manufacturing and engineering positions for 14 years at Parker Hannifin Corporation. She began her career as an intelligence officer in the U.S. Army Reserves.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Ms. Savage’s experience in multiple executive roles at large, public companies, including as CEO of Trinity, provides her with global business experience and financial expertise as well as significant experience transforming industrial enterprises, including through optimization of business operations and corporate infrastructure.

		CURRENT PUBLIC BOARDS: Trinity Industries, Inc.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

Westrock Company 2023 Proxy Statement    15

Board and Governance Matters

DAVID B. SEWELL
Age: 54 Director Since: 2021 Non-Independent (President and CEO) Board Committees: • Executive

BACKGROUND:

Mr. Sewell has served as a director of the Company since March 2021 when he also became our president and CEO. From March 2019 until joining the Company, he served as president and chief operating officer of The Sherwin-Williams Company, a company in the paint and coating manufacturing industry. From August 2014 to March 2019, Mr. Sewell served as president of the performance coatings group at Sherwin-Williams. Prior to joining Sherwin-Williams in February 2007, Mr. Sewell spent 15 years working for General Electric Company (“GE”).

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Sewell’s service as our president and CEO provides him with knowledge of our business, strategy and capabilities. His presence on the Board also helps provide a unified focus for management to execute our strategy and business plans, and his in-depth knowledge of and experience in manufacturing and operations helps supports these initiatives.

	CURRENT PUBLIC BOARDS: Huntsman Corp.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: None

DMITRI L. STOCKTON
Age: 58 Director Since: 2022 Independent Board Committees: • Audit • Finance

BACKGROUND:

Mr. Stockton has served as a director of the Company since July 2022. He most recently served as Senior Vice President and Special Advisor to the Chairman of GE from 2016 until his retirement in 2017. Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and CEO of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and CEO for GE Capital Global Banking and Senior Vice President of GE based in London, UK. He previously also served as President and CEO for GE Consumer Finance for Central and Eastern Europe.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Stockton’s background and experience as a senior executive in various roles at GE and as a public company director provide him with leadership experience and expertise in risk management, governance, finance and asset management.

	CURRENT PUBLIC BOARDS: Deere & Co. Ryder System, Inc. Target Corp.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: Stanley Black & Decker, Inc.

ALAN D. WILSON
Age: 65 Director Since: 2015 Independent Chair Board Committees: • Executive (Chair) • Finance • Governance

BACKGROUND:

Mr. Wilson served as a director of MeadWestvaco from 2011 until the effective date of the Combination when he became a director of the Company. He served as chairman of the board of McCormick & Company, Inc., a consumer food company, from 2009 to 2017 and he served as its CEO from 2008 to 2016. Mr. Wilson joined McCormick & Company in 1993 and served in a variety of other positions, including as president from 2007 to 2015, president of North American Consumer Products from 2005 to 2006, president of the U.S. Consumer Foods Group from 2003 to 2005 and vice president—sales and marketing for the U.S. Consumer Foods Group from 2001 to 2003.

KEY QUALIFICATIONS, EXPERIENCE AND SKILLS:

Mr. Wilson’s background, experience and demonstrated judgment as chairman and CEO of a publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills. He also has experience working for a company with significant scale.

	CURRENT PUBLIC BOARDS: T. Rowe Price Group, Inc.	OTHER PUBLIC BOARDS WITHIN 5 YEARS: McCormick & Company, Inc.

16    Westrock Company 2023 Proxy Statement

Board and Governance Matters

BOARD OPERATIONS

Board Leadership Structure

The Board regularly evaluates the effectiveness of its leadership structure. Following Mr. Luke’s retirement at our 2022 Annual Meeting, the Board elected Mr. Wilson, formerly our Lead Independent Director, to serve as non-executive Chair and determined not to appoint another independent director to fill the then-vacant Lead Independent Director role. In doing so, the Board concluded that continued separation of the Chair and Lead Independent Director roles was unnecessary when the Chair is independent. The Board also determined at that time that separation of the roles of CEO and Chair remained in the best interests of the Company and our stockholders because it enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition, this separation allows our CEO to focus efforts on running our business and managing the Company in the best interests of our stockholders, while the Chair provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chair presides over meetings of the full Board as well as executive sessions (without management), which the Board holds at least at every regularly scheduled Board meeting.

The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board expects to continue to periodically review its leadership structure, and our governance documents provide flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate in its business judgment. Our governance documents further provide that if the Chair position is held by the CEO or another non-independent director in the future, the independent directors of the Board would elect on an annual basis an independent director to serve as Lead Independent Director and that this role would have clearly delineated oversight responsibilities.

Board Committees

The Board assigns responsibilities and delegates authority to its committees, which regularly report on their activities and actions to the Board. The Board has determined that each current member of each committee (other than the Executive Committee) is “independent” within the meaning of the NYSE Standards and the Guidelines, including any applicable additional committee-specific independence requirements. The principal responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter (other than the Executive Committee, which does not have a charter), which can be found on our website.

AUDIT COMMITTEE

Members:

Terrell K. Crews (Chair)

Timothy J. Bernlohr

Russell M. Currey

Suzan F. Harrison

Gracia C. Martore

E. Jean Savage

Dmitri L. Stockton

Meetings in Fiscal 2022: 8

*    All members meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Standards and the Guidelines, and are “financially literate” within the meaning of the NYSE Standards. Each of Mses. Martore and Savage and Messrs. Bernlohr, Crews and Stockton is an “audit committee financial expert” within the meaning of SEC regulations.

Principal Responsibilities:

•  Provide oversight of our financial reporting process and our system of internal control over financial reporting.

•  Oversee the independence, qualifications and performance of our independent auditor and performance of the internal audit function.

•  Discuss with management policies with respect to risk assessment and risk management.

•  Discuss our major information technology and cybersecurity risk exposures and the steps that management has taken to monitor and control such exposures.

•  Oversee compliance with legal and regulatory requirements, including through discussion of compliance with WestRock’s Code of Business Conduct and Ethics.

Westrock Company 2023 Proxy Statement    17

Board and Governance Matters

COMPENSATION COMMITTEE

Members:

Timothy J. Bernlohr (Chair)

Colleen F. Arnold

J. Powell Brown

James E. Nevels

E. Jean Savage

Meetings in Fiscal 2022: 4

*    All members meet the independence requirements of the NYSE Standards and the Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3(b)(3)(i) of the Exchange Act.

Principal Responsibilities:

•  Set the overall compensation strategy and compensation policies for our executives and non-employee directors.

•  Oversee the performance evaluation of our CEO and other senior executives, including assessment of performance relative to goals and objectives.

•  Review and approve compensation levels of our CEO and other NEOs.

•  Make recommendations to the Board regarding non-employee director compensation.

•  Review our incentive compensation arrangements to confirm that incentive pay does not encourage inappropriate risk taking.

GOVERNANCE COMMITTEE

Members:

James E. Nevels (Chair)

J. Powell Brown

Suzan F. Harrison

Alan D. Wilson

Meetings in Fiscal 2022: 3

*    All members meet the independence requirements of the NYSE Standards and the Guidelines.

Principal Responsibilities:

•  Maintain an active Board refreshment and director succession planning process and lead the search for potential director candidates.

•  Evaluate and recommend changes to the size, composition and structure of the Board and its committees.

•  Oversee the annual Board and committee evaluation process.

•  Oversee and provide input to management on the Company’s policies, strategies and programs related to ESG matters, including sustainability matters.

•  Assist the Board in fulfilling its responsibility for CEO succession.

FINANCE COMMITTEE Members: Colleen F. Arnold (Chair) Terrell K. Crews Russell M. Currey Gracia C. Martore Dmitri L. Stockton Alan D. Wilson Meetings in Fiscal 2022: 4

Principal Responsibilities:

•  Review and recommend capital budgets to the Board for approval.

•  Review management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity.

•  Review financing and liquidity initiatives proposed by management.

EXECUTIVE COMMITTEE Members: Alan D. Wilson (Chair) Timothy J. Bernlohr Terrell K. Crews James E. Nevels David B. Sewell Meetings in Fiscal 2022: 0

Principal Responsibilities:

•  Exercise the authority of the Board in managing our business and affairs; however, it does not have the power to (i) approve, adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders or (ii) adopt, amend or repeal our Bylaws.

18    Westrock Company 2023 Proxy Statement

Board and Governance Matters

Meeting Attendance in Fiscal 2022

ln fiscal 2022, the Board held seven meetings and its committees held a total of 19 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served. The Company does not have a policy with regard to director attendance at annual meetings of stockholders. Each director attended our 2022 Annual Meeting.

Meetings of Non-Management Directors and Independent Directors

Our non-management directors meet in regularly scheduled executive sessions conducted outside the presence of officers or management directors, unless non-management directors request management to attend. All of our non-management directors are independent and, during fiscal 2022, they met separately from management in executive session at least at every regularly scheduled Board meeting.

Human Capital Management and Continued Leadership Transition

The Board believes that effective talent development and human capital management are important to our success. The Board is actively engaged and involved in management succession planning and talent management – it oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for our CEO and other members of senior management. For example, as part of an ongoing leadership succession planning process and working closely with our CEO and Chief Human Resources Officer, the Board regularly reviews our talent strategy to ensure that it supports our business strategy. Succession plans for executive officers are reviewed by the Board at least annually, and successor candidates are identified with input from our CEO. Our CEO also meets annually in executive session with the Board to review our internal talent pipeline. High-potential leaders are given exposure to directors through formal presentations and informal events.

We recently revised our Guidelines to expressly identify the Board’s oversight role with respect to our strategies related to human capital management matters such as diversity, inclusion, equity and belonging.

Following the election of David B. Sewell as our President and CEO in 2021, the Board remained actively engaged in the executive leadership transition throughout fiscal 2022 as we welcomed three new executive officers: Mr. Pease, Executive Vice President and Chief Financial Officer, Ms. Singleton, Executive Vice President, General Counsel and Secretary, and Mr. Shoemaker, President, Consumer Packaging, and as Mr. Kivits transitioned to a new role as President, Corrugated Packaging.

Self-Evaluations

Each year, the directors participate in a self-evaluation of the Board and its committees (other than the Executive Committee). The Governance Committee, which oversees the process and implementation of the self-evaluations, assesses the process of conducting self-evaluations annually and has used a variety of methods over the years to conduct the self-evaluations, including written questionnaires, interviews and discussions conducted by internal and external parties. For fiscal year 2022, the self-evaluation process was as follows:

Step 1. Process Review

In October 2021, the Governance Committee reviewed the self-evaluation process to ensure that it would facilitate a candid assessment and discussion of the effectiveness of the Board and each committee.

→	Step 2. Self-Evaluation Questionnaires In November and December 2021, directors completed written questionnaires, anonymized versions of which were reviewed with the Governance Committee.

Step 3. Evaluation Interviews In early 2022, our Chair used the results of the written questionnaires to conduct one-on-one interviews with each director.	→

Step 4. Board and Committee Review

In April 2022, the Board discussed the results of the self-evaluation process, including four common themes that directors suggested the Board continue to focus on:

•  Succession planning

•  Capital allocation

•  Strategy

•  ESG

Among other things, the results suggested that the Board and its committees are functioning effectively and Board dynamics are healthy.

Westrock Company 2023 Proxy Statement    19

Board and Governance Matters

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its committees (other than Executive Committee), each of which meets regularly and reports back to the Board. The risk oversight responsibilities of these committees are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Our enterprise risk management (“ERM”) program facilitates the identification and management of risks and regular communications with the Board and is overseen at the management level by our Enterprise Risk Steering Committee. Our internal audit department conducts a companywide risk assessment annually that includes interviews with more than 50 leaders to identify and assess our highest impact risks. In fiscal 2022, these risks were presented to and discussed with the Enterprise Risk Steering Committee as well as the Board.

In fiscal 2022, the Audit Committee reviewed cybersecurity and resiliency matters on a quarterly basis, with results of these discussions reported out to the Board. The Audit Committee and the Board have and continue to gain knowledge about these evolving areas through, among other things, regular briefings and discussions with internal subject-matter experts, including our Chief Information and Digital Officer, and external subject-matter experts. They also have access to external resources and education on these issues.

The Enterprise Risk Steering Committee is comprised of key functional leaders and operating leaders from across the organization and meets regularly to discuss ERM program activities, risk assessment results and risk treatment actions to ensure alignment with WestRock’s strategy.

The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks evaluated by the Enterprise Risk Steering Committee, and management of these risks. Our General Counsel also informs the Board and its committees, as applicable, of significant and relevant legal and compliance issues. Each committee has access to internal counsel and may engage its own independent counsel as well.

AUDIT COMMITTEE

•	Oversees risk management related to

–	financial statements
–	financial reporting and disclosure processes
–	financial and other internal controls
–	accounting
–	legal/compliance matters, including environmental compliance
–	information technology
–	cybersecurity

•	Oversees the internal audit function.

•	Meets separately on a regular basis with representatives of our independent auditing firm and the head of our internal audit department.

•	The Chair of the Audit Committee communicates directly with our chief compliance officer on at least a quarterly basis.

COMPENSATION COMMITTEE

•	Oversees risk management related to our compensation philosophy and programs.

•	Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

GOVERNANCE COMMITTEE

•	Oversees risk management related to governance policies and procedures and board organization and membership.

•	Oversees risk management of policies, strategies and programs related to ESG matters, including sustainability.

FINANCE COMMITTEE

•	Oversees risk management related to our annual capital budget plans and capital structure and reviews financing and liquidity initiatives.

20    Westrock Company 2023 Proxy Statement

Board and Governance Matters

DIRECTOR COMPENSATION

The Compensation Committee is responsible for setting the overall compensation strategy and policies for our non-employee directors and approving or making recommendations to the Board with respect to the approval of the compensation of non-employee directors. Directors who also serve as employees do not receive payment for service as directors.

In assessing compensation for non-employee directors, the Compensation Committee considers the director compensation practices of peer companies and whether compensation recommendations align with the interests of our stockholders. We seek to align total non-employee director compensation with the approximate median of peer group total director compensation. In fiscal 2022, the Compensation Committee assessed the non-employee director compensation program and, following deliberation, increased the incremental cash compensation for the Chair role to $100,000 per year and implemented an annual equity grant of $25,000 for the non-employee director holding that role. The Compensation Committee concluded all other non-employee director compensation would remain at the same levels as in fiscal 2021.

Our non-employee director compensation in fiscal 2022 consisted of the following:

Component	Compensation ($)

Annual cash retainer	115,000

Annual equity award for all non-employee directors (approximate value)	160,000

Annual cash fee for Chair	100,000

Annual equity award for Chair (approximate value)	25,000

Annual committee chair cash fees

Audit Committee; Compensation Committee	20,000

Finance Committee; Governance Committee	17,500

Director Compensation for Fiscal 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	AII Other Compensation ($)	TotaI ($)

Colleen F. Arnold	132,500	160,010	-	292,510

Timothy J. Bernlohr	135,000	160,010	-	295,010

J. Powell Brown	115,000	160,010	-	275,010

Terrell K. Crews	135,000	160,010	-	295,010

Russell M. Currey	115,000	160,010	-	275,010

Suzan F. Harrison	115,000	160,010	-	275,010

John A. Luke, Jr. (1)	38,333	-	-	38,333

Gracia C. Martore	115,000	160,010	-	275,010

James E. Nevels	132,500	160,010	-	292,510

E. Jean Savage	77,625	160,010	-	237,635

Dmitri L. Stockton	20,000	80,018	-	100,018

Bettina M. Whyte (1)	38,333	-	-	38,333

Alan D. Wilson	215,000	185,010	-	400,010

(1)	Mr. Luke and Ms. Whyte retired from the Board following the 2022 Annual Meeting after reaching the mandatory retirement age of 72.

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in fiscal 2022, whether or not such fees were deferred. These fees represent the annual cash retainer and, where applicable, the annual fee for the Chair and committee chair roles.

The amounts reported in the Stock Awards column reflect the grant date fair value associated with stock awards made in fiscal 2022, calculated in accordance with the provisions of Accounting Standards Codification (“ASC”) 718. On February 7, 2022, each non-employee director then serving on the Board other than Mr. Wilson received a grant of 3,533 time-based restricted stock units (“RSUs”); Mr. Wilson received a grant of 4,085 RSUs due to his service as Chair. When Mr. Stockton joined the Board on July 29, 2022, he received a grant of 1,889 RSUs, prorated to reflect a partial year of service on the Board. In each case, the number of RSUs associated with the award was determined by dividing the value of the annual stock award by the closing price of our common stock as reported on the NYSE on the grant date and rounding up to the nearest whole share. These awards will vest on the first anniversary of the respective grant date.

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Board and Governance Matters

Deferred Compensation

Non-employee directors may elect annually to defer all of their cash compensation and/or equity award pursuant to the terms of the WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors (the “Non-Employee Director Deferred Compensation Plan”). At the director’s option, we credit his or her (i) cash deferred account with the cash compensation he or she elected to defer and (ii) stock unit account for each RSU that he or she elected to defer. The rights of the director in the balance credited to his or her deferred cash account are vested at all times, whereas rights in the balance of the stock unit account vest in accordance with the vesting schedule for the related RSUs. During 2022, Messrs. Stockton and Wilson deferred both their cash compensation and equity awards, Ms. Harrison deferred only her cash award and Mses. Arnold and Martore deferred only their equity awards.

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own at least the greater of (i) 5,000 shares of our common stock or (ii) a number of shares of our common stock having a value of not less than five times the annual cash retainer. In determining compliance with these guidelines, stock ownership includes unvested RSUs. Directors have five years from the date of their initial election to achieve the targeted level of ownership. Once determined to be in compliance with these guidelines, an individual is not considered to be out of compliance at a future date due solely to a decrease in the price of our common stock since the last compliance measurement date. All non-employee directors who have served on the Board for at least five years are in compliance with these guidelines.

Any non-employee director who does not hold the requisite number of shares, including as a result of a decline in stock price, is required to retain 50% of the net shares received from vesting of RSUs. For these purposes, “net shares” are those shares remaining after shares are sold or withheld to satisfy, among other things, tax obligations arising from the vesting of RSUs.

Anti-Hedging/Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, members of our leadership team and other designated employees from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our codes of conduct require directors and employees, including executive officers, to disclose any material transaction or relationship that could reasonably be expected to be or give rise to a conflict of interest. For any such transactions involving directors or executive officers, if the General Counsel determines that a conflict exists or potentially could arise from such a transaction or relationship, the transaction is submitted to the Governance Committee for review.

In addition, we require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in value and in which we were a participant and those persons (or their associates or immediate family members) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed that have not been previously reviewed and approved, the Governance Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. We do not have a formal written policy for approval or ratification of these transactions. Information included in directors’ responses to the questionnaires is reviewed by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above. There was no transaction during fiscal 2022 or through the date of this Proxy Statement, and there are no currently proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000 and an executive officer, director, director nominee, a beneficial owner of five percent or more of our common stock or any immediate family members of such persons had or will have a direct or indirect material interest.

COMMUNICATING WITH THE BOARD

Stockholders and other interested parties may communicate with directors (i) by mail at WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary, (ii) by facsimile at 678-291-7552 or (iii) by using our website contact form. Communications intended specifically for our Chair and other non-management directors should be marked “Independent Director Communications,” while all other director communications should be marked “Director Communications.” Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address and marking the communication “Audit Committee Communications.”

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Compensation Matters

COMPENSATION MATTERS

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the compensation of the NEOs as disclosed in this Proxy Statement

Voting Recommendation: FOR the proposal

Vote Required: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: No, broker non-votes have no effect

Abstentions: Vote against

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. For the past four fiscal years, we have received an average of 92% support from our stockholders on advisory votes to approve executive compensation.

As described in detail in the Compensation Discussion and Analysis section beginning on page 25, we believe our compensation policies and procedures are competitive, focused on pay-for-performance principles and strongly aligned with the long-term interests of our stockholders. Our executive compensation program is designed to attract, retain and motivate highly effective leaders, reward sustained corporate and individual performance and drive the achievement of our strategic objectives and the delivery of long-term stockholder value. Our core program objectives include strategically aligned metrics and goals, reflect variable and at-risk performance orientation and long-term focus, and are market competitive.

The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the compensation philosophy, policies and practices described in this Proxy Statement. Our stockholders have the opportunity to vote for or against, or to abstain from voting on, the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers determined by the Compensation Committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because the vote is advisory in nature, it will not be binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

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Compensation Matters

ITEM 3. ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the frequency of future advisory votes on executive compensation

Voting Recommendation: FOR EVERY “1 YEAR”

Vote Required: The option of every “1 year,” “2 years” or “3 years” that receives the highest number of affirmative votes by those shares present in person or represented by proxy and entitled to vote will be considered the preferred frequency

Broker Discretionary Voting Allowed: No, broker non-votes have no effect

Abstentions: No effect

In accordance with SEC rules, our stockholders may vote, on an advisory basis, on how frequently they would like to cast an advisory vote on the compensation of our NEOs. The Board believes conducting an advisory vote on executive compensation on an annual basis is currently appropriate for us and our stockholders.

Our stockholders may cast a vote on the preferred voting frequency by selecting the option of every 1 year, 2 years or 3 years, or they may abstain from voting.

Because the vote is advisory in nature, it will not be binding upon the Board. The Board will, however, take into account the outcome of the vote when considering the frequency with which we will provide our stockholders the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs.

24    Westrock Company 2023 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, as well as the compensation decision-making process of our Compensation Committee for the following NEOs:

Named Executive Officer	Title

David B. Sewell	President and CEO

Alexander W. Pease (1)	Executive Vice President and CFO

Patrick M. Kivits	President, Corrugated Packaging

Thomas M. Stigers	President, Mill Operations

Denise R. Singleton (2)	Executive Vice President, General Counsel and Secretary

Ward H. Dickson (3)	Former Executive Vice President and CFO

(1)	Mr. Pease commenced employment with the Company on November 8, 2021 and was appointed Executive Vice President and CFO, effective November 10, 2021.
(2)	Ms. Singleton commenced employment with the Company on February 28, 2022 and was appointed Executive Vice President, General Counsel and Secretary, effective March 4, 2022.
(3)

Mr. Dickson stepped down as Executive Vice President and CFO, effective November 10, 2021, and retired from the Company, effective December 2, 2021. Except where otherwise indicated, the discussion of compensation arrangements, policies, procedures and decisions in this section are applicable only to NEOs serving at the end of fiscal 2022. For information regarding the material elements of Mr. Dickson’s fiscal 2022 compensation see “Long-Term Incentive Program – LTIP Awards – Retirement of Ward Dickson.”

EXECUTIVE SUMMARY

Our executive compensation policies and programs are a strategic tool designed to drive stockholder value creation by attracting, retaining and motivating superior talent committed to the successful execution of our business strategy. We believe our short-term and long-term incentive programs for leaders and other employees are appropriately balanced, reinforcing both near and longer-term results, while also encouraging prudent decision-making, effective risk management, and consideration of market practices.

The core features of our executive compensation program design consist of base salary and short- and long-term incentives that are structured to be competitive with comparable organizations, directly linked to performance metrics tied to both annual goals and the long-term strategy of the Company, and aligned with the interests of stockholders.

The Compensation Committee has primary oversight over the design and execution of our executive compensation program. Each year, the Compensation Committee conducts a review of our compensation programs to assess alignment and the overall competitiveness of the pay levels of our executive officers. The pay-for-performance focus of our programs is designed to provide more value when performance is strong, and less value when performance is weak.

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Compensation Discussion and Analysis

FINANCIAL PERFORMANCE HIGHLIGHTS AND KEY ACCOMPLISHMENTS – FISCAL 2022

Our fiscal 2022 performance highlights include:

$21.3 billion Net Sales	$2.0 billion Net Cash Provided by Operating Activities	$0.9 billion Net Income	$3.5 billion Consolidated Adjusted EBITDA*

*	Non-GAAP Financial Measure. See the Appendix for a reconciliation to the most directly comparable GAAP measure.

Advanced Capital Allocation Strategy

At our 2022 Investor Day, we outlined our plans to transform our Company and focus our business to maximize return on invested capital. Throughout the year, we refined our disciplined capital allocation strategy and took swift action to advance it. In addition to returning $260 million to stockholders through our quarterly dividend, we completed $600 million in share repurchases. We also announced a new repurchase program of up to an incremental 25.0 million shares of our common stock, representing an additional authorization of approximately 10% of our outstanding common stock. Following a portfolio review, we announced the closure of our Panama City mill and of the corrugated medium manufacturing operations at our St. Paul mill. Closing these operations allows us to redirect significant capital that would otherwise have been required to keep these mills competitive in the future to improve other key assets. During fiscal 2022, we made $863 million in capital investments, including numerous projects to modernize our mill and converting assets.

We also announced our entry into an agreement to acquire the remaining 67.7% interest in Grupo Gondi for $970 million, plus the assumption of debt. The transaction, which closed in December 2022, aligns with the disciplined acquisition framework announced at Investor Day and is expected to provide significant financial and strategic benefits to our business.

In addition, we undertook numerous initiatives in fiscal 2022 beyond portfolio actions to improve productivity and drive long-term profitability. We believe these projects will drive significant cost savings across our business in fiscal 2023 and beyond.

Fiscal 2022 Executive Compensation Highlights

Business Strategy Alignment

In fiscal 2022, we focused on driving top-line growth, margin improvement and increased efficiency in order to advance our strategy. The Compensation Committee approved the design of our executive compensation program to align with this strategy by modifying our STIP and LTIP metrics in fiscal 2022 to place additional weight on achieving goals linked to the execution of our business strategy.

For fiscal 2022, our STIP consisted of three financial performance goals for our NEOs: EBITDA, Revenue and Free Cash Flow Per Share, with weightings of 50%, 25% and 25%, respectively. For 2022 LTIP awards, 75% of the value consisted of performance-based restricted stock units (“PSUs”), of which we allocated 40% of the total LTIP award value to Free Cash Flow Per Share over a three-year period, 25% of the award value to three-year ROIC and 10% of the award value to three-year relative TSR. The remaining 25% of the 2022 LTIP award value consisted of RSUs that vest ratably over three years.

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Compensation Discussion and Analysis

Modifications to Executive Compensation Program

We made enhancements to our executive compensation program in fiscal 2022 to further align the program with our business strategy and the long-term interests of our stockholders.

What We Did	Why We Did It

Short -Term Incentive Program • Added metrics of Revenue and Free Cash Flow Per Share to the fiscal 2022 STIP • Retained EBITDA as a STIP metric • Retained safety and diversity modifiers	• To motivate and reward top-line profitable growth, while focusing on margin improvement and consistent cash flow generation • To further enhance correlation with key drivers of stockholder value

Long-Term Incentive Program

• Added ROIC as an LTIP metric to complement Free Cash Flow Per Share and relative TSR metrics

• Shifted the relative TSR peer group from the S&P 500 Materials Index to a custom peer group

•  To focus on the effective and disciplined use of capital and the return generated for stockholders, while reinforcing cash management and relative TSR performance

•  To utilize a peer group more closely aligned with our key business characteristics (capital intensity, market capitalization, stock price correlation, and P/E ratio) and similarly impacted by macroeconomic influences

Change in Control Arrangements • Entered into change in control agreements with NEOs and select executive officers

•  To align with market competitive practices, reinforce optimal decisions for the benefit of stockholders, and provide NEOs incentive to remain with the Company through a transaction for the benefit of stockholders

Executive Severance Plan • Adopted a revised plan that better aligns with competitive market practices

•  To provide a market-based severance program to recruit and retain executives on competitive terms, consolidate and standardize our severance practices for existing executives, and enhance protections for the Company in connection with executive transitions

Say-on-Pay Results

At our 2022 Annual Meeting, approximately 88% of the votes cast approved the Company’s annual Say-on-Pay proposal in support of our executive compensation program. The Compensation Committee takes these results into account when making compensation decisions, including through ongoing reinforcement of our variable, pay-for-performance philosophy and the utilization of performance metrics that are designed to deliver near- and long-term value to our stockholders. See “—Modifications to Executive Compensation Program” above for additional information regarding recent enhancements to our executive compensation program. The Compensation Committee will continue to review annual Say-on-Pay vote results and determine whether any future changes are warranted in light of the results.

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Compensation Discussion and Analysis

Compensation Governance Best Practices

We maintain the following governance and compensation best practices, which we believe serve the long-term interests of stockholders:

What We Do	What We Don’t Do

Structure Meaningful Portion of Pay to be At-Risk: In fiscal 2022, 88% of our CEO’s total target compensation was at-risk; an average of 74% was at-risk for our other NEOs*	No Hedging or Pledging: NEOs are prohibited from hedging their ownership or pledging common stock as collateral

  Maintain Robust Stock Ownership and Retention Guidelines: Our CEO is required to hold 6x salary and other NEOs are required to hold 3x salary. We also have an equity retention requirement of 50% of net shares received until ownership guidelines are met

No Excise Tax Gross-Ups: We do not provide excise tax gross-ups for any payments in connection with a change in control

  Utilize Performance-Based Incentives: 100% of fiscal 2022 STIP goals were tied to Company performance, and 75% of long-term incentives are earned based on achievement of multi-year Company performance goals

No Single-Trigger Vesting in the Event of a Change in Control: We do not have “single-trigger” vesting of equity upon a change in control

Select Challenging Performance Goals: We set performance goals for short- and long-term incentives that are designed to be challenging	Limited Perquisites: We do not provide excessive perquisites and believe our limited perquisites are reasonable and competitive

Maintain Incentive Plan Clawbacks: Our STIP and LTIP arrangements contain clawback provisions applicable in the event of a financial restatement due to misconduct	No Employment Agreements: We do not have employment agreements or guaranteed bonuses

  Engage an Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant that performs no other services for the Company and has no conflicts of interest

No Re-Pricing of Stock Options: Our equity plan prohibits repricing of underwater options without stockholder approval

Perform an Annual Compensation Risk Review: We annually assess risk in our compensation programs	No Dividends Paid on Unvested Equity: Dividend equivalents accrue on our RSUs and PSUs, but are paid out in shares of our common stock only to the extent the underlying award vests

Participate in Stockholder Engagement: We engage with institutional investors regarding our executive compensation program and apprise the Compensation Committee regarding relevant feedback received

*

Does not include one-time sign-on equity awards granted to Mr. Pease in November 2021 and Ms. Singleton in February 2022 upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company.

COMPENSATION DECISION-MAKING FRAMEWORK

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate highly effective leaders, reward sustained corporate and individual performance, and drive the achievement of our strategic objectives and the delivery of long-term stockholder value. Core principles of our executive compensation program include:

•	Strategically Aligned Metrics and Goals – Utilize metrics that align with execution and achievement of the Company’s short- and long-term strategic plans.

•

Variable and At-Risk Performance Orientation – Incorporate a substantial portion of target total compensation that is linked to the achievement of performance metrics and goals. The greater the responsibility, the greater the share of an executive’s compensation should be at-risk with respect to performance.

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Compensation Discussion and Analysis

•

Long-Term Focused – Use of multi-year metrics and equity vehicles in our LTIP are designed to focus on the execution and delivery of long-term strategic plans that align the interests of our executives and stockholders.

•	Market Competitive – Design and implement executive compensation program that is competitive relative to other comparable organizations to attract and retain superior executive talent.

Pay-for-Performance

The Compensation Committee structures our NEOs’ compensation such that a significant portion is at-risk. We believe this allocation of variable target compensation aligns with our pay-for-performance philosophy and motivates our executive officers to focus on business growth, short-term plans and commitments, and the creation of long-term value for our stockholders. As noted below, in fiscal 2022, 88% of target total compensation for Mr. Sewell was at-risk, and only 12% of his compensation was fixed, providing a strong link between his target total compensation and our financial and operating results. An average of 74% of target total compensation for the other NEOs was at-risk in fiscal 2022.

2022 CEO COMPENSATION MIX	2022 AVERAGE OTHER NEO COMPENSATION MIX*

*

Does not include one-time sign-on equity awards granted to Mr. Pease in November 2021 and Ms. Singleton in February 2022 upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company.

Roles and Responsibilities

The Compensation Committee, which is comprised of five independent directors, is responsible for overseeing, reviewing and approving our executive compensation program. In fulfilling its responsibilities, the Compensation Committee receives input from the CEO, other members of the management team and our independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The table below summarizes the roles and responsibilities of each participant in the executive compensation decision-making process:

Participant	Roles and Responsibilities

Compensation Committee	• Uses market benchmarking and competitive data to evaluate overall compensation levels and programs
• Sets the executive compensation strategy and compensation policies
• Oversees the performance evaluation of our CEO and other senior executives, including assessment of performance relative to goals and objectives
• Reviews and approves compensation levels of our CEO and other NEOs
• Reviews and approves our short- and long-term incentive plan designs, including performance metric selection and assessment of performance goals
• Approves our short- and long-term incentive performance results and payouts

Independent Compensation Consultant	• Provides updates on market trends and regulatory developments and assesses the impact on the executive compensation program
• Reviews and recommends peer group companies used for benchmarking compensation levels, plan designs and pay practices
• Conducts a competitive market analysis of our compensation program for the CEO and other executives, and advises the Compensation Committee on establishing pay levels
• Advises the Compensation Committee on short- and long-term incentive plan designs, including performance metric selection and assessment of performance goals
• Advises the Compensation Committee on the non-employee director compensation program
• Attends Compensation Committee meetings, including meeting with the Compensation Committee in executive session without management
• Reports to the Compensation Committee Chair and has direct access to other Compensation Committee members

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Compensation Discussion and Analysis

Participant	Roles and Responsibilities

CEO/Management	• Provides input to the Compensation Committee on overall executive compensation program
• CEO provides the Compensation Committee with performance assessments for other NEOs
• Develops compensation recommendations (base salary and STIP and LTIP targets) for each NEO (other than the CEO) for the Compensation Committee’s review and approval

Independence of Compensation Consultant

The Compensation Committee retained Meridian as its independent compensation consultant in fiscal 2022 to provide objective analysis, advice and information (including competitive market data and compensation recommendations). In connection with Meridian’s engagement, the Compensation Committee annually requests and receives a letter from Meridian addressing its independence in light of the standards embodied in SEC rules and NYSE Standards. For fiscal 2022, the Compensation Committee considered this letter and other factors relevant to Meridian’s independence and concluded that Meridian was independent and that the engagement did not raise any conflicts of interest.

Compensation Evaluation

The Compensation Committee uses competitive market data for base salary, short-term and long-term incentive pay to evaluate compensation levels in light of practices at companies with which we compete for talent. The Compensation Committee also intends that pay opportunities not deviate significantly from the market median but does not target a specific level of compensation. Individual pay levels are determined based on a review of each executive’s responsibilities, performance and experience, as well as the Compensation Committee’s judgment regarding competitive requirements and internal pay equity.

Peer Group

In July 2021, with the assistance of Meridian, the Compensation Committee reviewed the then-current compensation peer group to evaluate whether it reflected (i) companies in our industry and adjacent/similar industries, (ii) companies with which we compete for talent, and/or (iii) companies with a similar revenue scope and scale of organization, including consideration of market capitalization. The Compensation Committee also considered companies in our relative TSR peer group, as well as peer groups selected by ISS and Glass Lewis. Based on this analysis and with the recommendation of Meridian, the Compensation Committee made one change to the compensation peer group for fiscal 2022, adding DuPont de Nemours, Inc. based on its industry and size following its recent divestiture activity.

The companies in our 2022 compensation peer group are listed below:

2022 Peer Group

3M Company	International Paper Company

Amcor plc	Kimberly-Clark Corporation

Avery Dennison Corp.	LyondellBasell Industries NV

Ball Corporation	Nucor Corporation

Crown Holdings, Inc.	Packaging Corporation of America

Dupont de Nemours, Inc.	PPG Industries, Inc.

Freeport McMoRan Inc.	The Sherwin-Williams Company

The Goodyear Tire & Rubber Company	United States Steel Corporation

Honeywell International, Inc.	Weyerhaeuser Company

2022 Peer Group Company Revenue (in millions) (1)

75th Percentile	$21,879

Median	$18,421

25th Percentile	$14,085

WestRock Company	$18,746

WestRock Company Percentile Rank	51st

(1)	Trailing twelve months revenue as of October 1, 2021.

After a review in July 2022, the Compensation Committee determined not to make any changes to the compensation peer group for fiscal 2023.

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Compensation Discussion and Analysis

COMPENSATION ELEMENTS

Our fiscal 2022 executive compensation program consisted of the following three principal pay elements designed to accomplish our program objectives:

Pay Element*	Form	Performance / Vesting Period	Metrics & Weighting	Purpose

Base Salary	Cash	N/A	N/A

•  Provides fixed compensation to attract and retain highly effective leaders

•  Set at market competitive levels and adjusted based on individual capabilities and experience, responsibilities and impact, and performance

STIP	Cash	One-year performance period	EBITDA (50%)	• Focuses executives on achieving annual financial goals and strategic initiatives that drive stockholder value
Revenue (25%)
Free Cash Flow Per Share (25%)
Safety Modifier (+/-5%)
Diversity Modifier (+/-5%)

LTIP	PSUs (75%)	Three-year performance period	Free Cash Flow Per Share (40%)	• Focuses executives on the long-term goals of the Company • Aligns executive and stockholder interests • Promotes stock ownership
ROIC (25%)
Relative TSR (10%)
	RSUs (25%)	Three-year ratable vesting	25%	• Focuses executives on the achievement of long-term financial goals and stock price performance • Promotes stock ownership • Provides a mechanism for retention

*	For details on other benefits provided to our NEOs, see “Other Compensation Elements” below.

Compensation Decisions

Base Salary

Base salary is designed to provide a competitive level of pay to executives based on their capabilities and experience, responsibilities and impact, and performance. No specific formula is applied to determine the weight of each of these factors. At more senior executive levels, a greater portion of overall compensation is progressively replaced with variable compensation opportunities.

Westrock Company 2023 Proxy Statement    31

Compensation Discussion and Analysis

The Compensation Committee approved the base salary increases noted below for fiscal 2022 following a review of competitive market data for similarly situated positions, as well as performance delivered and internal pay equity considerations. For Mr. Pease and Ms. Singleton, the Compensation Committee considered several factors in determining their base salaries, including their experience and qualifications, as well as competitive market data and internal pay equity.

Named Executive Officer	Fiscal 2021 Base Salary (1)	Percentage Increase	Fiscal 2022 Base Salary (2)

David B. Sewell	$1,200,000	2.25%	$1,227,000

Alexander W. Pease	N/A	N/A	$ 750,000

Patrick M. Kivits	$ 660,000	8.33% (3)	$ 715,000

Thomas M. Stigers	$ 685,000	2.00%	$ 698,700

Denise R. Singleton	N/A	N/A	$ 680,000

(1)	Reflects the base salaries of NEOs employed by the Company on September 30, 2021.
(2)

Reflects the base salaries of our NEOs on September 30, 2022. See “Executive Compensation Tables – Fiscal 2022 Summary Compensation Table” for information related to the salaries paid to our NEOs during fiscal 2022.

(3)

Reflects an increase of 4.00% effective January 1, 2022 to $686,400, based on the Compensation Committee’s annual review of our executives’ performance and base salaries, and an increase of 4.17% effective August 15, 2022 to $715,000, reflecting the increase in scope and responsibilities upon Mr. Kivits’ transition to President, Corrugated Packaging.

Short-Term Incentive Program

Our STIP is designed to motivate senior executives and reward the achievement of specific annual financial goals and strategic initiatives which drive stockholder value. Consistent with our pay-for-performance philosophy, STIP payout levels rise and fall with our overall achievement of performance goals, determined using a formulaic approach as follows:

Target STIP Opportunities

Each year, the Compensation Committee establishes target STIP opportunities for each NEO, which are reflected as a percentage of the NEO’s base salary. The Compensation Committee determines target STIP opportunities after taking into consideration competitive market data from the peer group, the executive’s capabilities and experience, responsibilities and impact, and performance. Actual STIP payouts may range from 0% to 200% of target based on actual performance and results delivered relative to performance goals and modifiers.

The Compensation Committee made no adjustments to target STIP opportunities for NEOs employed at the start of fiscal 2022. For Mr. Pease and Ms. Singleton, the Compensation Committee considered several factors in determining their STIP targets, including their experience and qualifications as well as competitive market data and internal equity considerations. The table below provides the fiscal 2022 STIP targets, which are determined by multiplying each NEO’s respective target STIP percentage by his or her base salary.

Named Executive Officer	Fiscal 2022 STIP Target (as % of Base Salary)	Fiscal 2022 STIP Target

David B. Sewell	150%	$1,840,500

Alexander W. Pease	100%	$ 671,918 (1)

Patrick M. Kivits	90%	$ 621,074 (2)

Thomas M. Stigers	90%	$ 628,830

Denise R. Singleton	85%	$ 340,466 (3)

(1)	Reflects Mr. Pease’s pro-rated STIP target based on his hire date.
(2)

Reflects Mr. Kivits’ pro-rated STIP target based on the number of days with a base salary rate of $686,400 from October 1, 2021 to August 14, 2022 and a base salary rate of $715,000 from August 15, 2022 to September 30, 2022.

(3)	Reflects Ms. Singleton’s pro-rated STIP target based on her hire date.

32    Westrock Company 2023 Proxy Statement

Compensation Discussion and Analysis

STIP Performance Metrics and Weighting

At the beginning of fiscal 2022, the Compensation Committee established STIP performance metrics and goals. In addition to EBITDA, which had been the sole STIP financial metric in fiscal 2021, the Compensation Committee concluded it was appropriate to add Revenue and Free Cash Flow Per Share metrics for fiscal 2022. In making this decision, the Compensation Committee evaluated a range of performance metrics and considered input from management and Meridian. The Compensation Committee believed the combination of these three metrics strengthened the alignment of STIP with the strategic initiatives of the Company. In recognition of the Company’s use of a cash flow metric in the short- and long-term incentive programs, the Compensation Committee supplemented both programs with additional performance metrics to strike a balance that incentivizes top-line growth, margin improvement and stockholder value creation over both the short-term and long-term. Consistent with fiscal 2021, safety and diversity modifiers were included in the STIP design as they continue to be top priorities for the Company.

The table below summarizes the STIP performance metrics, relative weightings and the Compensation Committee’s rationale for selecting each metric.

Metric	Weighting	Metric Selection Rationale	Description of Metric

EBITDA	50%	• Reflects the Company’s operational performance • Focuses management on profitable growth, margin improvement and efficiency

Aggregation of each segment’s Adjusted EBITDA plus non-allocated expenses as reflected in the segment footnote in our 2022 Form 10-K(1), as further adjusted to exclude the impact of certain (i) portfolio actions and (ii) unusual or non-recurring items

Revenue	25%	Focuses management on top-line growth through new customers, new opportunities and solutions, and innovation	Net Sales as reported on the consolidated statements of operations in our 2022 Form 10-K, as adjusted to exclude the impact of certain (i) portfolio actions and (ii) unusual or non-recurring items

Free Cash Flow Per Share	25%	Focuses management on the generation of cash to reinforce capital efficiency, reinvest in the business to deliver stockholder value and fund operations	Net cash provided by operating activities, adjusted for certain unusual, nonrecurring or other items(2) and less capital expenditures, then divided by diluted weighted average shares outstanding

Safety (Modifier)	+/-5%	Focuses management on our goal of creating a 100% safe environment for all employees

Safety assessment based on historical and forward-looking measures, such as occurrence of life-changing events and peer comparisons, corrective actions implemented and completion of training and development

Diversity and Inclusion (Modifier)	+/-5%	Focuses management on fostering an environment and culture that is diverse and one where employees feel welcomed, valued and supported	Assessment based on historical measures to improve diverse representation and forward-looking measures related to acquisition and development of diverse talent

(1)	Refers to our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. For additional information regarding this non-GAAP financial measure, see the Appendix.
(2)	These items consist primarily of cash business systems transformation costs and cash restructuring and other costs, each net of tax.

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Compensation Discussion and Analysis

Company Performance Factor

At the beginning of the fiscal year and after considering management’s recommendations, the Compensation Committee sets performance goals aligned with the Company’s business plan. At the end of the fiscal year, the Compensation Committee assesses actual performance results against the goals and determines final award levels and payouts.

Awards earned under the STIP are contingent upon continued employment through the end of the fiscal year (which is the performance period) and are subject to safety and diversity and inclusion performance modifiers described below. Results for the three financial performance metrics for fiscal 2022 (i.e., the “Company Performance Factor”) are provided in the table below.

Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement*	Metric Payout %	Weighted Average Payout

EBITDA	50%	$3,000M	$3,550M	$3,900M	$3,470M	92.7%	46.4%

Revenue	25%	$19,000M	$20,300M	$21,300M	$21,325M	200.0%	50.0%

Free Cash Flow Per Share	25%	$3.88	$4.80	$5.45	$4.61	89.7%	22.4%

Company Performance Factor							118.8%

*	Awards for performance between goal levels are interpolated on a linear basis, provided that performance in excess of the maximum goal level does not result in vesting in excess of 200%.

Safety and Diversity and Inclusion Modifiers

The STIP payouts for Company executives, including NEOs, are subject to adjustment based on the achievement of safety and diversity and inclusion outcomes through two STIP modifiers. For each modifier, the Compensation Committee has discretion to reduce STIP payouts by up to 5% if results do not meet predetermined metrics and to increase STIP payouts by up to 5% if the results meet or exceed the predetermined metrics.

Safety Modifier

Safety results were evaluated by the Compensation Committee based on year-over-year performance of three metrics: recordable incident rate, lost workday rate, and life-changing events. To address behavioral changes intended to drive future improvements in safety, the Compensation Committee also considered the number of safety exposures identified and resolved, and employees that completed training, as well as the Company’s safety performance compared to the American Forest and Paper Association (“AF&PA”) industry performance and the Bureau of Labor Statistics (“BLS”) Pulp and Paper industry performance.

In fiscal 2022, we made significant progress in reducing life-changing events, while lost workday rate and recordable incident rate slightly increased over the prior year. In addition, the Company’s safety results measured favorably versus both the AF&PA industry and BLS Pulp and Paper industry performance and a substantial majority of safety concerns identified were mitigated. Based on the totality of our safety results, the Compensation Committee approved a 2.5% positive adjustment to STIP payouts.

Diversity and Inclusion Modifier

Diversity and Inclusion results were evaluated by the Compensation Committee based on performance on three metrics: year-over-year improvement in diverse representation, including women and people of color, acquisition of diverse talent and development of diverse talent. In fiscal 2022, diversity representation improved over the prior year despite attrition challenges. We also made important progress in acquiring and developing diverse talent. Based on the totality of the diversity and inclusion results, the Compensation Committee approved a 4.0% positive adjustment to STIP payouts.

34    Westrock Company 2023 Proxy Statement

Compensation Discussion and Analysis

STIP Payouts

The Compensation Committee is responsible for assessing actual performance relative to performance goals and, in doing so, determines and certifies the amount of any STIP payout. As described above, for fiscal 2022, the Compensation Committee assessed actual performance relative to the financial performance goals and safety and diversity and inclusion objectives. Based on the assessment, the Compensation Committee determined and certified the STIP payouts as set forth below.

Named Executive Officer	Fiscal 2022 STIP Target	X	Company Performance Factor	X	1+ (Safety + Diversity Modifiers)	=	STIP Payout	STIP Payout (% of Target)

David B. Sewell	$1,840,500		118.8%		1.065		$2,328,123	126.5%

Alexander W. Pease	$671,918		118.8%		1.065		$849,936	126.5%

Patrick M. Kivits	$621,074		118.8%		1.065		$785,622	126.5%

Thomas M. Stigers	$628,830		118.8%		1.065		$795,433	126.5%

Denise R. Singleton	$340,466		118.8%		1.065		$430,669	126.5%

Long-Term Incentive Program

Long-term incentive awards are designed to focus on achievement of our long-term business strategy and goals while aligning the interests of executives with those of our stockholders and providing a retention mechanism. For 2022, LTIP awards consisted of:

•	PSUs, representing 75% of the award value, of which we allocated 40% of the total LTIP award value to Free Cash Flow Per Share, 25% to ROIC and 10% to relative TSR; and

•	RSUs, representing 25% of the total LTIP award value.

We believe that the combination of PSUs and RSUs creates a strong at-risk LTIP portfolio that provides optimal alignment among our performance, management’s execution of our long-term strategic plan and goals, and value actually realized by our executives.

LTIP Program Awards – 2022

The Compensation Committee granted annual LTIP awards on February 7, 2022 to our NEOs (other than Ms. Singleton, who received her award on February 28, 2022 upon joining the Company). The awards will vest subject to satisfaction of the applicable time-based and/or performance-based criteria and provide for dividend equivalent units to be paid only to the extent the underlying awards vest.

Performance-Based Restricted Stock Units

For 2022, 75% of target LTIP compensation value was awarded in the form of PSUs to incentivize and retain our NEOs by offering them the opportunity to receive shares of our common stock upon achieving specified performance criteria following a three-year performance period. The PSUs granted on February 7, 2022 included a service condition and three performance metrics: Free Cash Flow Per Share, ROIC and relative TSR. Each performance metric will be assessed for the period from January 1, 2022 to December 31, 2024.

For the portion of the award allocated to the Free Cash Flow Per Share metric, the Compensation Committee set the target goal following consideration of expectations over the performance period related to volume, pricing, capacity, raw material and other cost inflation, expected higher tax rates, and the macroeconomic environment. This resulted in a target that was 7.6% higher than the target level used for 2021 grants. The actual number of shares that will vest pursuant to the grants will be a percentage of the respective allocated target awards based on our three-year Free Cash Flow Per Share performance as follows:

Free Cash Flow Per Share+	Vesting % of Target Award Allocated to Free Cash Flow Per Share Metric*

≥ $5.95	200%

$4.95	100%

$4.50	50%

< $4.50	0%

+

Free Cash Flow Per Share will be calculated in a manner generally consistent with the Free Cash Flow Per Share metric in our STIP, except this metric is divided by three and evaluated over a three-year performance period and subject to specified other adjustments, such as adjustments related to certain investing activities.

*	Awards for performance between these goal levels will be interpolated on a linear basis, provided that performance in excess of the maximum goal level will not result in vesting in excess of 200%.

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Compensation Discussion and Analysis

The Compensation Committee included ROIC as a performance metric in fiscal 2022 to focus on the effective and disciplined use of capital and the return generated for stockholders. We calculate ROIC by dividing adjusted net operating profit after tax by the sum of invested capital at the end of each calendar year in the three-year performance period. We define adjusted net operating profit after tax as the after-tax impact of EBITDA less depreciation and amortization, other than amortization expense related to purchased intangibles and subject to certain adjustments related to non-recurring and specified other items. We define invested capital as total equity and total debt less cash and cash equivalents, subject to certain adjustments related to non-recurring and specified other items. The Company does not disclose specific details on these goals because it believes such disclosure could cause competitive harm. Given the economic and market conditions at the time the target goal was set, the target payout level was designed to be challenging but achievable, while a payout at maximum was designed to be a stretch goal.

For the portion of the award allocated to the relative TSR metric, the number of shares that will vest will be a percentage of the respective target shares based on our TSR performance relative to a 20-company custom peer group as follows:

Relative Total Shareholder Return	Vesting % of Target Award Allocated to Relative TSR Metric*

≥ 75th percentile	200%

50th percentile	100%

30th percentile	50%

< 30th percentile	0%

*

Awards for performance between these goal levels will be interpolated on a linear basis, provided that performance in excess of the maximum goal level will not result in vesting in excess of 200% of the target award.

Relative TSR is calculated using the average price of our common stock for the 20 trading days prior to the start and end of the January 1, 2022 through December 31, 2024 performance period compared to companies in our custom peer group using an identical calculation, provided that, in all cases, dividends paid to stockholders during the performance period will be calculated in the results as a reinvestment on the ex-dividend date closing price. Payouts under this performance metric are capped at target if our TSR is negative over the performance period regardless of performance against the custom peer group.

Prior to 2022, the Compensation Committee assessed our TSR performance relative to companies in the S&P 500 Materials Index. For 2022 awards, with the assistance of Meridian, the Compensation Committee shifted to a custom peer group of companies deemed to align more closely with the Company in terms of (i) key business characteristics (capital intensity, market capitalization, stock price correlation, and P/E ratio), (ii) impact of macroeconomic influences, and (iii) competition for investment dollars. As a result, the Compensation Committee approved the following 20-company custom peer group to be used for relative TSR performance comparison:

2022 Custom Peer Group

Alcoa Corporation	Nucor Corporation

Berry Global Group, Inc.	Olin Corporation

Celanese Corporation	Packaging Corporation of America

Cleveland-Cliffs, Inc.	Sealed Air Corporation

Eagle Materials, Inc.	Sonoco Products Company

Eastman Chemical Company	The Chemours Company

Graphic Packaging Holding Company	The Goodyear Tire & Rubber Company

International Paper Company	The Mosaic Company

LyondellBasell Industries	United States Steel Corporation

Minerals Technologies, Inc.	Weyerhaeuser Company

Time-Based Restricted Stock Units

For 2022, 25% of the target LTIP compensation value was awarded in the form of RSUs to focus executives on the achievement of long-term financial goals and stock price performance, promote stock ownership and provide a mechanism for retention. The awards vest in equal installments on the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. The Compensation Committee approves a dollar value for these awards, and the number of underlying shares is calculated based on the grant date fair value.

36    Westrock Company 2023 Proxy Statement

Compensation Discussion and Analysis

2022 LTIP Grants

The Compensation Committee determines target LTIP opportunities after taking into consideration competitive market data from the compensation peer group, the executive’s capabilities and experience, responsibilities and impact, and performance. For Mr. Pease and Ms. Singleton, the Compensation Committee considered several factors in determining their target LTIP opportunities, including their experience and qualifications as well as competitive market data and internal equity considerations. Based on these considerations, the Compensation Committee approved the following awards for 2022:

Named Executive Officer	Performance-Based Restricted Stock Units (at Target) (1)	Time-Based Restricted Stock Units (1)	Total Target LTIP Award

David B. Sewell	$5,521,500	$1,840,500	$7,362,000

Alexander W. Pease (2)	$1,321,875	$ 440,625	$1,762,500

Patrick M. Kivits	$ 900,900	$ 300,300	$1,201,200

Thomas M. Stigers	$ 943,245	$ 314,415	$1,257,660

Denise R. Singleton (2)	$ 892,500	$ 297,500	$1,190,000

(1)	Reflects annual LTIP awards made on February 7, 2022, other than the annual LTIP award made to Ms. Singleton pursuant to the commencement of her employment on February 28, 2022.
(2)	For information regarding one-time sign-on awards made to Mr. Pease and Ms. Singleton, see “Offer Letters with Recently Hired NEOs”.

2019 Performance-Based Restricted Stock Unit Payout

On February 1, 2019, we granted PSUs that could be earned based on an assessment of three-year Free Cash Flow Per Share and relative TSR, each measured over the January 1, 2019 through December 31, 2021 performance period. In February 2022, the Compensation Committee approved an aggregate payout of 94.5%, reflecting a payout of 151.3% on the Free Cash Flow Per Share metric, as we generated $5.01 of Free Cash Flow Per Share during the performance period, and a payout of 0% on the relative TSR metric, as we generated a TSR of 16.2% (ranking us at the 4th percentile relative to the S&P 500 Materials Index) during the performance period.

Metric*	Weighting	Target (100% Payout)	Actual Achievement	Metric Payout %	Weighted Average Payout

Free Cash Flow Per Share	62.5%	$4.50	$5.01	151.3%	94.5%

Relative Total Shareholder Return	37.5%	50th Percentile	4th Percentile	0.0%	0.0%

			2019 PSU Payout		94.5%

*	Metrics are described in the proxy statement filed in connection with our annual meeting held on January 31, 2020.

LTIP Awards – Retirement of Ward Dickson

In connection with Mr. Dickson’s retirement in December 2021, the Compensation Committee determined it was appropriate to permit his 2019 and 2020 LTIP awards to vest on a pro-rata basis. Accordingly, a pro-rata portion of Mr. Dickson’s 2019 and 2020 RSUs vested upon his retirement. In addition, a pro-rata portion of Mr. Dickson’s 2019 PSUs vested in February 2022 and, subject to achievement of the applicable performance criteria, a pro-rata portion of his 2020 PSUs will vest in February 2023. However, upon his retirement, Mr.  Dickson forfeited his annual 2021 LTIP awards and the retention award he received in March 2021.

Other Compensation Elements

Retirement Benefits

We provide certain retirement benefits to our NEOs in order to provide a fundamental component of compensation and to attract and retain high quality senior executives. See “– Executive Compensation Tables – Retirement Plans” for more information.

Other Benefits and Perquisites

We provide a limited number of perquisites and other personal benefits to our NEOs. We do not reimburse our NEOs for club memberships or provide tax gross-up payments except in limited business-related circumstances such as relocation at the Company’s request. The Company has provided relocation and related benefits to new hire NEOs as part of a competitive offer of employment in order to induce the NEOs to join the Company and to place them in the same financial position as if they had not relocated.

Certain perquisites are provided that are intended to enable our NEOs to perform their responsibilities more efficiently. We provide our NEOs with an annual executive physical to promote their health and well-being and to provide them access to

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Compensation Discussion and Analysis

comprehensive and convenient preventative care. In addition, we provide a financial planning benefit that assists executives with the complexity of their personal financial matters and assures compliance support in all reporting. The benefit consists of annual reimbursement of costs incurred for qualifying financial planning services of up to $7,500 for each NEO. Our CEO is also permitted to use our corporate aircraft for limited personal use and may approve limited personal use for other NEOs. This perquisite helps increase their availability for Company matters and permits them to work on Company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the Company. In fiscal 2022, a substantial portion of the personal use of our corporate aircraft by Messrs. Sewell and Pease and Ms. Singleton was in connection with their relocations to Atlanta. For additional information regarding benefits provided to our NEOs, see “Executive Compensation Tables - All Other Compensation Table for Fiscal 2022.”

OFFER LETTERS WITH RECENTLY HIRED NEOS

During fiscal 2022, we extended offer letters to Mr. Pease and Ms. Singleton in connection with their commencement of employment. Pursuant to the offer letter with Mr. Pease, his annual compensation package consisted of an annual base salary of $750,000, a target annual STIP award of 100% of base salary and a target annual LTIP award of 235% of base salary. In addition, the offer letter provided for a one-time make-whole cash award of $585,000 and a one-time make-whole equity award of approximately $4,300,000 in the form of RSUs that vest ratably over a three-year period, subject to Mr. Pease’s continued service. Pursuant to the offer letter with Ms. Singleton, her annual compensation package consisted of an annual base salary of $680,000, a target annual STIP award of 85% of base salary and a target annual LTIP award of 175% of base salary. In addition, the offer letter provided for a one-time make-whole cash award of $100,000 and a one-time make-whole equity award of approximately $3,650,000 in the form of RSUs that vest ratably over a three-year period, subject to Ms. Singleton’s continued service. In each case, the Compensation Committee concluded that to attract proven and experienced leaders like Mr. Pease and Ms. Singleton, it was appropriate to compensate them for equity forfeited at a prior employer when they joined the Company. If Mr. Pease or Ms. Singleton’s employment voluntarily terminates within 24 months of their respective start dates, the make-whole cash award must be repaid on a pro-rata basis and any unvested RSUs will be forfeited in their entirety. The offer letters also provided certain relocation benefits to Mr. Pease and Ms. Singleton, as described further in Executive Compensation Tables – All Other Compensation Table.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Executive Severance Plan

During fiscal 2022, with the approval of the Compensation Committee following a competitive benchmarking review, the Company adopted the WestRock Company Executive Severance Plan (the “Revised Plan”), which amends and restates the Company’s Executive Severance Plan, dated April 5, 2019. The Revised Plan is intended to (i) provide a market-based severance program to recruit and retain executives on competitive terms, (ii) consolidate and standardize the Company’s current severance practices for existing executives, and (iii) enhance protections for the Company in connection with executive transitions. Each of our NEOs is eligible to participate in the Revised Plan, provided they have entered into a restrictive covenant agreement with the Company and, where applicable, waived all severance benefits under any other agreement with the Company (each, a “plan participant”). In connection with Mr. Sewell becoming our President and CEO in March 2021, we agreed to make a severance payment to him consistent with the terms of the Revised Plan if we terminate his employment without cause during his first three years with the Company.

A plan participant would receive benefits under the Revised Plan only if the plan participant’s employment is involuntarily terminated by the Company for a reason other than (i) Cause (as defined in the Revised Plan), (ii) termination of employment after the plan participant has qualified to receive long-term disability benefits under a Company plan, or (iii) termination of employment after the plan participant’s extended absence from which such participant has failed to return in accordance with the terms of any Company leave policy. A plan participant’s retirement, death or voluntary termination would not result in payment of any benefits thereunder. In addition, the Revised Plan provides that if a plan participant becomes entitled to benefits under a change in control severance agreement, as described below, such benefits would be in lieu of, and not in addition to, benefits under the Revised Plan.

The Revised Plan includes the severance benefits described below for our NEOs following an eligible termination:

•

Severance pay equal to base salary and target STIP for 24 months in the case of the CEO and 18 months in the case of executives reporting directly to the CEO (each such period, a “Severance Period”), paid ratably over the course of the Severance Period; and

•

Subsidized group health benefits during the Severance Period if the plan participant or such participant’s dependents maintained coverage under the Company’s group health benefits for at least 60 days immediately preceding an eligible termination.

38    Westrock Company 2023 Proxy Statement

Compensation Discussion and Analysis

Benefits under the Revised Plan are expressly conditioned upon a plan participant’s execution of a separation agreement and release and compliance with restrictive covenants. Plan participants would be eligible to receive other benefits on account of termination of their employment solely to the extent provided under other applicable Company employee benefit plans and policies.

Change in Control Agreements

During fiscal 2022, with the approval of the Compensation Committee following a competitive benchmarking review, the Company entered into change in control agreements with our NEOs and certain other senior executive officers (the “CIC Agreements”). The CIC Agreements are intended to provide NEOs with an incentive to remain with the Company and focus on a transaction that may benefit stockholders despite potentially resulting in a loss of their job.

The CIC Agreements provide each NEO with severance payments and certain benefits only in the event of the NEO’s termination by the Company without “Cause” or by the NEO for “Good Reason” (each as defined in the CIC Agreements) during the two years following a change in control, provided that the NEO delivers an effective release of claims in favor of the Company and its affiliates. These payments and benefits include: (i) in the case of Mr. Sewell, a lump sum payment equal to three times the sum of Mr. Sewell’s base salary and his target STIP for the fiscal year in which the termination occurs (the “Annual Target Bonus”), and in the case of our other participating NEOs, a lump sum payment equal to two times the sum of their base salary and Annual Target Bonus; (ii) a lump sum payment equal to the product of (x) the greater of (A) the Annual Target Bonus and (B) the average of the annual bonuses paid or payable to the NEO in respect of the three fiscal years immediately preceding the termination date (or, if the NEO has not been employed for three full fiscal years, the average of the annualized annual bonuses paid or payable to the NEO for the number of fiscal years immediately preceding the termination date that they have been employed) and (y) a fraction, the numerator of which is the number of days the NEO was employed in the fiscal year in which the termination occurs through, and including, the date of termination and the denominator of which is 365; (iii) continued group health benefits (including for the NEO’s dependents) for 36 months for Mr. Sewell and, in the case of our other participating NEOs, 24 months following the NEO’s termination date, at the rate then applicable to similarly-situated active employees; (iv) up to one year of reasonable outplacement assistance; and (v) immediate vesting of unvested equity awards, with outstanding PSUs vesting at the greater of (A) the target level of performance and (B) the average level of performance (based on actual results) of the Company and its affiliates over the three LTIP plan years immediately preceding the change in control.

Any amounts paid to the NEOs under the CIC Agreements would be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, but only if the after-tax benefit of the reduced amount was higher than the after-tax benefit of the unreduced amount. In consideration for the benefits under the CIC agreements, each NEO has agreed to continue to comply, in accordance with their terms, with any covenant restricting their ability to compete with the Company to which such NEO is subject under any agreement with the Company or any of its subsidiaries.

OTHER COMPENSATION PRACTICES AND POLICIES

Consideration of Risk in Compensation Policies

Our compensation plans, policies and practices are designed to implement our compensation philosophy of motivating our executive officers to achieve our business objectives in the short-term and to grow our business to create long-term value for our stockholders. As part of our annual review of our compensation plans, policies and practices, we conduct a risk assessment to assess whether such plans, policies and practices are not encouraging undue risk taking. Based on this review in fiscal 2022, the Compensation Committee has concluded that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company.

Officer Stock Ownership and Retention Requirements

The Company’s stock ownership guidelines require our executive officers to own common stock with a value equal to a specified multiple of their respective base salaries as follows:

Position	Required Ownership

CEO	6 times base salary

Other NEOs	3 times base salary

Designated executives are expected to meet the targeted ownership levels within five years of becoming subject to the guidelines. In determining compliance with these guidelines, stock ownership includes unvested RSUs, but does not include unexercised stock options. Once determined to be in compliance with the guidelines, an individual is not considered to be

Westrock Company 2023 Proxy Statement    39

Compensation Discussion and Analysis

out of compliance with these guidelines at a future date due solely to a decrease in the price of our common stock since the last compliance measurement date. All NEOs, other than Mr. Kivits, are currently in compliance with these guidelines. Mr. Kivits became subject to the ownership guidelines in fiscal 2020 and is making progress towards meeting them within five years.

Designated executives who do not satisfy the ownership guidelines above are required to retain 50% of the net shares received from vesting of RSUs, until the stock ownership requirements are met. For these purposes, “net shares” are those shares remaining after shares are sold or withheld to satisfy, among other things, tax obligations arising from the vesting of RSUs.

Anti-Hedging/Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, members of our leadership team and other designated employees from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities.

Clawback Provisions

The Compensation Committee has adopted clawback provisions that apply to awards made to our NEOs pursuant to our short- and long-term incentive programs, which allow us to recapture amounts paid or stock granted to NEOs that vest based on financial results that we are required to restate at a future date if the Compensation Committee determines that the restatement is based in whole or in part upon any applicable misconduct by an applicable NEO. These provisions require an applicable NEO to pay us an amount of cash or deliver an amount of shares of our common stock equal to the benefit received by the NEO because of the misstatement of financial results. These provisions apply to misstatements of financial results that are discovered within 24 months after vesting of an applicable equity award or payment of an applicable bonus. We intend to revise our clawback provisions in light of the recently finalized SEC rules related to these matters.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2022 Form 10-K.

Compensation Committee: Timothy J. Bernlohr, Chair; Colleen F. Arnold; J. Powell Brown; James E. Nevels and E. Jean Savage

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent directors listed above. No member of the Compensation Committee (a) was, during fiscal 2022, an officer or employee of ours or any of our subsidiaries, (b) was formerly an officer of ours or (c) had any relationship requiring disclosure by us pursuant to Item 404 of Regulation S-K. ln fiscal 2022, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

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Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The tables below contain information about our NEOs during fiscal 2022. Certain numbers in the tables may not add due to rounding.

SUMMARY COMPENSATION TABLE

The amounts reported in the following table, including base salary, short- and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Matters – Compensation Discussion and Analysis”.

Name and Principal Positions	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

David B. Sewell (6) CEO	2022	1,220,250	-	7,591,297		2,328,123	-	436,600	11,576,270
	2021	654,545	-	18,896,377		1,536,391	-	101,773	21,189,086

Alexander W. Pease (6) Executive Vice President and CFO	2022	673,295	585,000	6,021,728		849,936	-	414,558	8,544,517

Ward H. Dickson (7) Former Executive Vice President and CFO	2022	132,424	-	2,993,542	(8)	-	-	13,242	3,139,209
	2021	724,063	-	2,651,548		1,183,876	-	126,902	4,686,389
	2020	657,520	-	2,240,074		-	-	90,908	2,988,502

Patrick M. Kivits (6) President, Corrugated Packaging	2022	683,375	-	1,238,571		785,622	-	426,573	3,134,141
	2021	632,751		1,577,749		876,083	-	135,007	3,221,590

Thomas M. Stigers (6) President, Mill Operations	2022	695,275	-	1,296,899		795,433	-	145,717	2,933,324

Denise R. Singleton (6) Executive Vice President, General Counsel and Secretary	2022	399,815	100,000	4,857,651		430,669	-	203,934	5,992,069

(1)

The salary amounts for fiscal 2022 reflect three months of salary at the calendar year 2021 rate in effect on October 1, 2021 and nine months of salary at the calendar year 2022 rate (including adjustments implemented during fiscal 2022) for Messrs. Sewell, Kivits and Stigers; Mr. Pease and Ms. Singleton began receiving salary on November 8, 2021 and February 28, 2022, respectively, and Mr. Dickson retired on December 2, 2021.

(2)

Amounts represent one-time make-whole cash awards provided to Mr. Pease and Ms. Singleton upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company.

(3)

SEC regulations require us to disclose the aggregate grant date fair value of the award of stock in accordance with ASC 718. For grants of PSUs with cash flow per share and ROIC metrics and RSUs, the grant date fair value per share is equal to the closing price of our common stock on the NYSE on the dates of the applicable grants ($49.12 on November 8, 2021, $45.29 on February 7, 2022, and $45.27 on February 28, 2022). For grants of PSUs with a relative total shareholder return metric, the grant date fair value was determined using a Monte Carlo simulation ($60.83 on February 7, 2022 and February 28, 2022). PSU grants made on February 7, 2022 and February 28, 2022 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate grant date fair value based upon the probable outcome of these conditions at the time of grant. The amounts shown for the PSU grants made in fiscal 2022 are calculated at 100% of target, which was the expected probable outcome of the performance condition at the respective grant dates. Assuming maximum performance, the aggregate grant date fair value of these awards would be as follows: Mr. Sewell, $12,361,919; Mr. Pease, $7,163,942; Mr. Kivits, $2,016,880; Mr. Stigers, $2,111,893 and Ms. Singleton, $5,631,089. We disclose the aggregate amount without reduction for assumed forfeitures (as we do for financial reporting purposes).

(4)

Amounts shown include payments made to our NEOs under our STIP. Awards paid under this program for fiscal 2022 were earned in fiscal 2022 and paid in fiscal 2023. Due to Mr. Dickson’s announced retirement in October 2021, he was not eligible to receive a STIP award in fiscal 2022.

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Executive Compensation Tables

(5)	The amounts shown as “All Other Compensation” include the following items:

ALL OTHER COMPENSATION TABLE FOR FISCAL 2022

	Company Contributions to 401(k) Plan and Deferred Compensation Plan ($) (A)	Aircraft Usage ($) (B)	Relocation Benefits $ (C)	Tax Reimbursement and Preparation ($) (D)	Other ($) (E)	Total ($)

David B. Sewell	266,128	115,960	26,295	-	28,217	436,600

Alexander W. Pease	69,831	89,700	244,755	-	10,272	414,558

Ward H. Dickson	13,242	-	-	-	-	13,242

Patrick M. Kivits	51,978	22,360	-	352,235	-	426,573

Thomas M. Stigers	111,803	18,200	-	-	15,714	145,717

Denise R. Singleton	44,562	63,180	96,192	-	-	203,934

(A)

The WestRock Company 401(k) Retirement Savings Plan (the “401(k) Plan”) provides eligible employees with a matching contribution of 100% of the first 5% of eligible pay they contribute to the plan. In addition, for eligible employees, we contribute 2.5% of their eligible pay following the end of the calendar year. For purposes of the 401(k) Plan, eligible pay is limited by IRS regulation to $305,000 in 2022. Under the WestRock Deferred Compensation Plan, executives receive a match of 100% of the first 5% of their contributions in excess of the lRS limit of $305,000 and an additional 2.5% of eligible pay in excess of $305,000. Eligible pay includes salary and non-equity incentive compensation. Certain amounts disclosed in this column are also disclosed in the table below titled “Nonqualified Deferred Compensation Table for Fiscal 2022.” All amounts disclosed in this column assume that the NEO remains employed as of December 31 or is eligible for retirement under the terms of the applicable plan.

(B)

In accordance with SEC regulations, we report the use of corporate aircraft by our executive officers as a perquisite unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. We estimate our aggregate incremental cost for aircraft use based on our average variable operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. The values reported in this column include aggregate incremental cost for repositioning flights. A substantial portion of the personal use of corporate aircraft by Messrs. Sewell and Pease and Ms. Singleton during fiscal 2022 was in connection with their relocations to Atlanta.

(C)

Represents relocation assistance, including costs of shipment of personal goods, closing costs, temporary living costs, and reimbursement of imputed income associated with relocation-related benefits of $11,724 for Mr. Sewell, $107,940 for Mr. Pease, and $43,247 for Ms. Singleton.

(D)

Represents tax equalization of $305,067 related to relocation from Switzerland and related costs associated with tax return preparation of $47,168. These benefits are intended to avoid the financial burden of being subject to multiple tax regimes in connection with an international relocation and to place Mr. Kivits in the same financial position as if he had not relocated.

(E)

Represents payments for expenses relating to personal residential security for Mr. Sewell, executive physicals for Messrs. Sewell and Pease, reimbursement for qualified financial planning services for Mr. Pease, and a charitable contribution through our Matching Gift Program and a car allowance benefit which ended at the close of fiscal 2022 for Mr. Stigers.

(6)

Compensation information for Messrs. Pease and Stigers and Ms. Singleton is only provided for fiscal 2022 because they were not NEOs in fiscal 2021 or fiscal 2020. Compensation information for Messrs. Sewell and Kivits is only provided for fiscal 2022 and fiscal 2021 because they were not NEOs in fiscal 2020.

(7)	Mr. Dickson stepped down as Executive Vice President and CFO on November 10, 2021 and retired from the Company on December 2, 2021.
(8)

Due to Mr. Dickson’s announced retirement in October 2021, he did not receive an LTIP award in fiscal 2022. This value represents the incremental fair value attributable to the modification of 68,240 PSUs (at target) and 19,960 RSUs as described further in “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program — LTIP Awards — Retirement of Ward Dickson.”

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GRANTS OF PLAN-BASED AWARDS

The following table provides information as to the grants of plan-based awards to each NEO during fiscal 2022. This includes annual non-equity incentive awards under our STIP – see “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentive Program” and equity awards under our LTIP - see “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		Grant Date Fair Value of Stock-based Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Sewell		920,250	1,840,500	3,681,000

	2/7/2022							40,515		1,834,924

	2/7/2022				60,770	121,540	243,080			5,756,372

Alexander W. Pease		335,959	671,918	1,343,835

	11/8/2021							85,590	(4)	4,204,181

	2/7/2022							9,700		439,313

	2/7/2022				14,550	29,100	58,200			1,378,234

Ward H. Dickson (5)	12/2/2021	-	-	-	-	-	-	-		2,993,542

Patrick M. Kivits		310,537	621,074	1,242,149

	2/7/2022							6,610		299,367

	2/7/2022				9,915	19,830	39,660			939,204

Thomas M. Stigers		314,415	628,830	1,257,660

	2/7/2022							6,920		313,407

	2/7/2022				10,383	20,765	41,530			983,493

Denise R. Singleton		170,233	340,466	680,931

	2/28/2022							80,115	(4)	3,626,806

	2/28/2022							6,570		297,424

	2/28/2022				9,858	19,715	39,430			933,421

(1)

These columns represent the threshold, target and maximum award opportunities under our STIP, prior to the application of modifiers, which is described in greater detail under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentive Program.”

(2)

These columns represent PSU grants made to Messrs. Sewell, Pease, Kivits and Stigers on February 7, 2022, and Ms. Singleton on February 28, 2022. All such grants will vest, if at all, based on the achievement of applicable performance conditions during the January 1, 2022 through December 31, 2024 performance period and service through February 7, 2025, as described under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program.” During the vesting period, the PSUs will be adjusted to reflect the accrual of dividend equivalents, which will be distributed in additional shares only to the extent the underlying PSUs vest.

(3)

This column represents RSU grants made to Mr. Pease on November 8, 2021, Messrs. Sewell, Pease, Kivits and Stigers on February 7, 2022, and Ms. Singleton on February 28, 2022. All such grants will vest in equal installments based on continued service through the first, second and third anniversaries of the grant date. During the vesting period, the RSUs will be adjusted to reflect the accrual of dividend equivalents, which will be distributed in additional shares at the same time as the underlying RSUs.

(4)

Represents a one-time make-whole equity award granted to each of Mr. Pease and Ms. Singleton upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company. The offer letter for each of Mr. Pease and Ms. Singleton provided for the number of RSUs to be calculated using the 20-day average closing stock price for the 20 trading days immediately preceding execution of the offer letter ($50.24 in the case of Mr. Pease and $45.56 in the case of Ms. Singleton). See “Compensation Matters — Compensation Discussion and Analysis — Offer Letters with Recently Hired NEOs” for more information.

(5)

Due to Mr. Dickson’s announced retirement in October 2021, he was not eligible to receive a STIP award or LTIP award in fiscal 2022. The amount in this row represents the incremental fair value attributable to the modification of 68,240 PSUs (at target) and 19,960 RSUs as described further in “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program — LTIP Awards — Retirement of Ward Dickson.”

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Executive Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes stock-based compensation awards outstanding as of September 30, 2022 and provides information concerning outstanding equity incentive plan awards for each NEO as of the end of fiscal 2022. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. For option awards, the table discloses the exercise price and the expiration date. For equity awards, the table provides the total number of shares of stock underlying awards that have not vested, including dividend equivalent units, and the aggregate market value of those shares. We computed the market value of stock awards by multiplying the closing price of our common stock at the end of fiscal 2022 by the number of shares of stock underlying the applicable award.

		Option Awards					Stock Awards

Name / Type of Award	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (1)(11)

David B. Sewell

Make-Whole Sign-On RSU	3/15/2021 (2)	-	-	-	-	-	128,072	3,956,137	-	-

2021 RSU	3/15/2021 (3)	-	-	-	-	-	43,224	1,335,189	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	41,212	1,273,039	-	-

2021 PSU	3/15/2021 (5)	-	-	-	-	-	-	-	129,673	4,005,599

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	247,264	7,637,985

Alexander W. Pease

Make-Whole Sign-On RSU	11/8/2021 (2)	-	-	-	-	-	87,514	2,703,307	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	9,867	304,792	-	-

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	59,202	1,828,750

Ward H. Dickson (7)

2020-1 PSU	2/3/2020 (8)	-	-	-	-	-	-	-	43,884	1,355,577

2020-2 PSU	3/30/2020 (8)	-	-	-	-	-	-	-	1,594	49,239

Patrick M. Kivits

2020 RSU	2/3/2020 (9)	-	-	-	-	-	7,193	222,192	-	-

2021-1 RSU	2/5/2021 (10)	-	-	-	-	-	5,798	179,100	-	-

2021-2 RSU	3/1/2021 (4)	-	-	-	-	-	8,253	254,935	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	6,724	207,704	-	-

2020 PSU	2/3/2020 (8)	-	-	-	-	-	-	-	14,386	444,384

2021 PSU	2/5/2021 (5)	-	-	-	-	-	-	-	17,398	537,424

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	40,342	1,246,164

Thomas M. Stigers

2015 Stock Options	3/9/2015	1,151	-	-	57.97	1/30/2025	-	-	-	-

2015 Stock Options	8/5/2015	7,014	-	-	56.05	1/30/2025	-	-	-	-

2020-1 RSU	2/3/2020 (9)	-	-	-	-	-	5,787	178,760	-	-

2020-2 RSU	3/30/2020 (9)	-	-	-	-	-	253	7,815	-	-

2021-1 RSU	2/5/2021 (10)	-	-	-	-	-	6,684	206,469	-	-

2021-2 RSU	3/1/2021 (4)	-	-	-	-	-	5,158	159,331	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	7,039	217,435	-	-

2020-1 PSU	2/3/2020 (8)	-	-	-	-	-	-	-	34,724	1,072,624

2020-2 PSU	3/30/2020 (8)	-	-	-	-	-	-	-	1,498	46,273

2021 PSU	2/5/2021 (5)	-	-	-	-	-	-	-	20,051	619,375

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	42,244	1,304,917

Denise R. Singleton

Make-Whole Sign-On RSU	2/28/2022 (2)	-	-	-	-	-	81,052	2,503,696	-	-

2022 RSU	2/28/2022 (4)	-	-	-	-	-	6,647	205,326	-	-

2022 PSU	2/28/2022 (6)	-	-	-	-	-	-	-	39,892	1,232,264

(1)	Based on the closing price of $30.89 for our common stock on September 30, 2022, the last trading date of our fiscal year, as reported on the NYSE.

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Executive Compensation Tables

(2)

Represents a one-time make-whole equity award granted to each of Messrs. Sewell and Pease and Ms. Singleton upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company, which vests in equal installments on the first, second and third anniversaries of the respective grant date.

(3)	Vests on March 15, 2024.
(4)	Vests in equal installments on the first, second and third anniversary of the grant date.
(5)

Vests, if at all, on February 5, 2024 based on the achievement of applicable performance conditions during the February 5, 2021 through February 4, 2024 performance period and service through February 5, 2024.

(6)

Vests, if at all, on February 7, 2025 based on the achievement of applicable performance conditions during the January 1, 2022 through December 31, 2024 performance period and service through February 7, 2025, as described under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program.”

(7)

The outstanding awards reflect a pro-rated number of shares underlying the 2020 PSUs that were retained upon Mr. Dickson’s retirement pursuant to Compensation Committee approval and which will vest on February 3, 2023, subject to the achievement of the applicable performance conditions.

(8)

Vests, if at all, on February 3, 2023 based on the achievement of applicable performance conditions during the February 3, 2020 through February 2, 2023 performance period and, other than with respect to Mr. Dickson, service through February 3, 2023.

(9)	Vests on February 3, 2023.
(10)	Vests on February 5, 2024.
(11)

Consistent with SEC regulations and assuming the applicable performance period had ended on September 30, 2022, the values in this column reflect maximum payout with respect to outstanding 2020 and 2022 PSUs and target payout with respect to 2021 PSUs.

VALUE REALIZED FROM STOCK OPTIONS AND STOCK AWARDS

The following table provides information concerning exercises of stock options and vesting of stock awards, including RSUs and PSUs, during fiscal 2022 for each NEO on an aggregated basis.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)

David B. Sewell	-	-	63,296	2,914,139

Alexander W. Pease	-	-	-	-

Ward H. Dickson	47,402	785,759	50,484	2,358,015

Patrick M. Kivits	-	-	4,079	176,976

Thomas M. Stigers	-	-	24,714	1,116,249

Denise R. Singleton	-	-	-	-

(1)	Calculated by multiplying the number of options exercised by the difference between the price of our common stock upon exercise and the exercise price.
(2)	Includes dividend equivalent units credited during the vesting period.
(3)	Calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date.

RETIREMENT PLANS

In addition to the short- and long-term incentive components of our executive compensation program, each NEO participates in Company-sponsored U.S.-based retirement plans. We primarily provide retirement benefits to our NEOs through the 401(k) Plan and the WestRock Company Deferred Compensation Plan. No employee’s compensation for purposes of the 401(k) Plan includes amounts in excess of the Internal Revenue Code’s compensation limit, which is adjusted periodically for inflation. The limit was $290,000 for 2021 and $305,000 for 2022.

The following table includes information about each of our retirement plans in which NEOs participate and indicates which NEOs participate in the plans.

Plan Name	Plan Type	Description	Who Participates

WestRock Company 401(k) Retirement Savings Plan	Savings	This qualified plan provides a matching contribution of 100% of the first 5% of an employee’s contributions. Following the end of the calendar year, we contribute 2.5% of the participant’s calendar year compensation, subject to certain restrictions.	All salaried and non-union hourly employees, including our NEOs, may participate in this plan.

WestRock Company Deferred Compensation Plan	Savings	This non-qualified, unfunded plan allows employees to make elective deferrals or additional deferrals of base salary and STIP above the qualified plan limit. We provide a matching contribution of 100% of the first 5% of the participant’s deferred compensation in excess of such limit. Following the end of the calendar year, we contribute 2.5% of the participant’s calendar year compensation in excess of the qualified compensation limits, subject to certain restrictions.	Certain highly compensated employees, as determined by us, including each of our NEOs, may participate in this plan.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the WestRock Company Deferred Compensation Plan for fiscal 2022 and, with respect to Mr. Stigers, a predecessor company plan that is closed to contributions. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. We also make matching contributions or profit-sharing contributions to the WestRock Company 401(k) Retirement Savings Plan, but this plan is tax qualified and, therefore, not included in this table. We include our matches to all defined contribution plans in the “All Other Compensation Table for Fiscal 2022” included in footnote 5 of the “Summary Compensation Table” above.

Name	Executive Contributions in Last Fiscal Year ($) (1)(2)	Registrant Contributions in Last Fiscal Year ($) (2)(3)	Aggregate Earnings in Last Fiscal Year ($) (4)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (5)(6)

David B. Sewell	177,419	243,253	(36,882)		-	496,281

Alexander W. Pease	-	37,831	(2,066)		-	35,765

Ward H. Dickson	13,242	13,242	(251,560)		(2,322,190)	37,405

Patrick M. Kivits	-	29,103	(5,979)		-	49,973

Thomas M. Stigers	77,960	88,928	(556,739	) (7)	-	2,498,724

Denise R. Singleton	23,800	36,937	(2,300)		-	58,437

(1)

For fiscal 2022, each NEO employed at the beginning of the fiscal year was eligible to defer up to 75% of salary and 75% of the relevant STIP award. Each NEO who began employment after the beginning of fiscal 2022 was only eligible to defer up to 75% of salary for fiscal 2022.

(2)	These amounts represent contributions earned in respect of fiscal 2022 by the applicable NEO.
(3)

Effective January 1, 2016, we began matching an amount equal to 100% of the first 5% of the executive’s contribution. All of the NEOs receive an additional employer contribution of 2.5% of pay in excess of the qualified plan limit, if the participant is employed on the last day of the plan year (December 31) or terminates due to retirement after age 55 with 10 years of service, death or disability. All amounts in this column assume that the NEO remains employed as of December 31 or is eligible for retirement under the terms of the WestRock Company Deferred Compensation Plan.

(4)

This column reflects the total dollar amount of interest or other earnings (losses) accrued during fiscal 2022, including interest and dividends paid at market rates. We do not consider the payment of interest and other earnings at market rates to be compensation. During fiscal 2022, market declines resulted in aggregate losses on these deferred compensation account balances.

(5)	The amount in this column for Mr. Dickson includes an adjustment of ($43,153) for employer contributions forfeited due to his employment ending in December 2021.
(6)

Amounts reflected in the “Executive Contributions” and “Registrant Contributions” columns are reflected in the “Summary Compensation Table” above. With respect to the “Aggregate Balance” column, $112,523 of Mr. Sewell’s balance and $26,850 of Mr. Kivits’ balance, each as of September 30, 2022, was included in the Summary Compensation Table in fiscal 2021. With respect to Mr. Dickson, due to withdrawals and forfeitures during the year, an amount in excess of his aggregate balance as of September 30, 2022 was reflected in the Summary Compensation Table in fiscal 2021.

(7)

In addition to the WestRock Company Deferred Compensation Plan, Mr. Stigers has a balance in the Rock-Tenn Supplemental Retirement Savings Plan (“SRSP”). The SRSP is a predecessor company deferred compensation plan that is closed to contributions. These amounts reflect earnings/losses in both of these plans during fiscal 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each agreement, plan or arrangement that provides for payments to an NEO at, following or in connection with a termination of employment, including by involuntary termination without cause absent a change in control, voluntary or for cause termination, death or disability, retirement or an involuntary or good reason termination following a change in control, assuming such an event occurred on September 30, 2022. However, in accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our NEOs and which is available generally to all salaried employees.

Severance and Change in Control

See “Compensation Matters — Compensation Discussion and Analysis — Severance and Change in Control Arrangements” for a narrative description of severance and change in control arrangements applicable to our NEOs.

46    Westrock Company 2023 Proxy Statement

Executive Compensation Tables

Name (1)	Benefit	Involuntary Termination Without Cause Absent Change in Control ($) (2)	Voluntary Termination/ For Cause Termination ($)	Death or Disability ($)	Retirement ($) (3)	Involuntary/ Good Reason Termination Following Change in Control ($) (4)

David B. Sewell	Severance	6,135,000	-	-	-	9,202,500

	STIP (5)	-	-	2,328,123	-	2,803,913

	Vesting of Equity Awards (6)	-	-	14,388,964	-	14,388,964

	Health & Welfare	38,616	-	-	-	57,924

	Outplacement	4,295	-	-	-	4,295

	Total Value:	6,177,911	-	16,717,087	-	26,457,597

Alexander W. Pease	Severance	2,250,000	-	-	-	3,000,000

	STIP (5)	-	-	849,936	-	750,000

	Vesting of Equity Awards (6)	-	-	3,922,465	-	3,922,465

	Health & Welfare	15,233	-	-	-	20,311

	Outplacement	4,295	-	-	-	4,295

	Total Value:	2,269,528	-	4,772,401	-	7,697,071

Patrick M. Kivits	Severance	2,037,750	-	-	-	2,717,000

	STIP (5)	-	-	785,622	-	643,500

	Vesting of Equity Awards (6)	-	-	2,246,611	-	2,246,611

	Health & Welfare	8,151	-	-	-	10,868

	Outplacement	4,295	-	-	-	4,295

	Total Value:	2,050,196	-	3,032,233	-	5,622,274

Thomas M. Stigers	Severance	1,991,295	-	-	-	2,655,060

	STIP (5)	-	-	795,433	795,433	628,830

	Vesting of Equity Awards (6)	-	-	2,601,111	2,075,938	2,601,111

	Health & Welfare	28,962	-	-	-	38,616

	Outplacement	4,295	-	-	-	4,295

	Total Value:	2,024,552	-	3,396,544	2,871,371	5,927,913

Denise R. Singleton	Severance	1,887,000	-	-	-	2,516,000

	STIP (5)	-	-	430,669	-	578,000

	Vesting of Equity Awards (6)	-	-	3,325,125	-	3,325,125

	Health & Welfare	20,401	-	-	-	27,201

	Outplacement	4,295	-	-	-	4,295

	Total Value:	1,911,696	-	3,755,794	-	6,450,622

(1)

Mr. Dickson is excluded from the table because he retired in December 2021. In connection with Mr. Dickson’s retirement, a pro-rata portion of his 2019 and 2020 RSUs vested. In addition, a pro-rata portion of Mr. Dickson’s 2019 PSUs vested in February 2022 and, subject to achievement of the applicable performance criteria, a pro-rata portion of his 2020 PSUs will vest in February 2023. The incremental fair value attributable to the modification of 68,240 PSUs (at target) and 19,960 RSUs was $2,993,542. For additional information regarding the treatment of Mr. Dickson’s outstanding LTIP awards in connection with his retirement, see “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program — LTIP Awards — Retirement of Ward Dickson,” the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table.”

(2)

Severance amounts for NEOs listed above assume an involuntary termination under the Revised Plan. ln connection with Mr. Sewell becoming our President and CEO in March 2021, we agreed to make a severance payment to him consistent with the terms of the Revised Plan if we terminate his employment without cause during his first three years with the Company. See “Compensation Matters — Compensation Discussion and Analysis — Severance and Change in Control Arrangements — Executive Severance Plan” for additional information.

(3)

At September 30, 2022, only Mr. Stigers would have been eligible to receive retirement benefits from the Company. Mr. Stigers’ retirement benefits would include (i) a pro-rated STIP award based on the number of days employed during the fiscal year and actual performance results, (ii) a pro-rated number of RSUs granted in 2020 and 2021 based on the number of full months employed from the grant date, and 100% of RSUs granted in 2022, and (iii) a pro-rated number of PSUs granted in 2020 and 2021 based on the number of full months employed from the grant date and 100% of PSUs granted in 2022, which will all vest based on actual performance at the end of the applicable performance periods. For purposes of this table, as noted in footnote (6), we have assumed target performance for PSUs.

(4)

Any amounts paid to the NEOs under the CIC Agreements will be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the CIC Agreements.

(5)

For death and disability, STIP values are prorated based on actual performance. Following an involuntary termination upon a change in control, STIP values are based on the greater of (i) STIP target and (ii) the average of the annual STIP payouts for the three fiscal years immediately preceding the date of termination.

(6)

The calculation of the value of vesting of equity awards is based on $30.89, reflecting the closing price of our common stock on September 30, 2022, the last trading day of our fiscal year, as reported on the NYSE, multiplied by the number of shares that would have vested on September 30, 2022 (assuming target performance for PSUs) upon satisfaction of applicable conditions.

Westrock Company 2023 Proxy Statement    47

Executive Compensation Tables

CEO PAY RATIO

Fiscal Year	Median Employee Compensation ($)	CEO Compensation ($) (1)	Ratio

2022	68,878	11,576,270	168:1

(1)	As reported in the Summary Compensation Table of this Proxy Statement.

Consistent with Item 402(u) of Regulation S-K, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year, provided that, during the last completed fiscal year, there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the pay ratio disclosure. Since we last identified our median employee in fiscal 2019, we identified a new median employee for fiscal 2022. Our process began by taking our total employee population as of August 31, 2022 and, in accordance with SEC rules, we excluded the CEO and all employees from certain countries representing in aggregate less than 5% of our employee base to arrive at the median employee consideration pool.(1) We used the consistently applied compensation measure of base salary rate as of August 31, 2022 with foreign exchange rates translated to the U.S. dollar equivalent where applicable. Our median employee is located in the U.S.

(1)

These countries and their headcounts as of the sample date were: India (424), Belgium (378), Czech Republic (300), Australia (241), Dominican Republic (189), Netherlands (165), Spain (142), Chile (74), Japan (57), Argentina (51), Hungary (35), Austria (27), Korea (22), Thailand (13), Malaysia (5), Taiwan (5), New Zealand (4), Singapore (4), Switzerland (4), Hong Kong (3), Italy (3), and South Africa (1), for a total of 2,147 employees. As of August 31, 2022, using the methodology required by the rule governing this disclosure, we had approximately 36,300 U.S. employees and approximately 14,300 employees in other countries, for a total of approximately 50,600 employees globally factored into the sample before the country exclusions listed above.

The pay ratio disclosure presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our CEO pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

48    Westrock Company 2023 Proxy Statement

Audit Matters

AUDIT MATTERS

ITEM 4. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL 2023

What am I voting on? The Board is asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023

Voting Recommendation: FOR the ratification of our independent registered public accounting firm for fiscal 2023

Vote Required: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: Yes, organizations holding shares of beneficial owners may vote in their discretion absent voting instructions from those owners

Abstentions: Vote against

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of seven independent directors. The Board has determined that all Audit Committee members are “financially literate” within the meaning of the NYSE Standards and that each of Mses. Martore and Savage and Messrs. Crews, Bernlohr and Stockton qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee met eight times during fiscal 2022. These meetings included executive sessions at least quarterly with our independent registered public accounting firm, our internal auditor and management. During fiscal 2022, the Audit Committee was updated no less than quarterly on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for appointing, compensating, retaining and overseeing our independent auditor. The Audit Committee evaluates the independence, qualifications and performance of our independent auditor each year, and determines whether to re-engage the current independent auditor. ln doing so, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the auditor and its capabilities, technical expertise and knowledge of our operations. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as our independent auditor for fiscal 2023, and the Board is recommending that our stockholders ratify this appointment.

EY has served as the Company’s or its predecessor’s independent auditors since at least 1975, but it is unable to determine the specific year during which it was originally engaged. We believe that EY’s global capabilities, technical expertise, significant institutional knowledge of our business, quality, candor of communications with the Audit Committee and management, and independence enhance audit quality. The Audit Committee oversees our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls over financial reporting, for preparing our financial statements and for the public reporting process. EY, our independent registered public accounting firm for fiscal 2022, is responsible for expressing opinions that (a) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (b) we maintained, in all material respects, effective internal control over financial reporting as of September 30, 2022.

ln this context, the Audit Committee has

•	reviewed and discussed the audited consolidated financial statements for the year ended September 30, 2022 with management;

•

discussed with the independent auditor those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from the independent auditor as required by applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

Westrock Company 2023 Proxy Statement    49

Audit Matters

Based on the reviews and discussion described in this report, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the 2022 Form 10-K for filing with the SEC.

Audit Committee: Terrell K. Crews, Chair; Timothy J. Bernlohr; Russell M. Currey; Suzan F. Harrison; Gracia C. Martore; E. Jean Savage; Dmitri L. Stockton

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents (in thousands of dollars) the aggregate fees billed for (in the case of audit fees) and the aggregate fees billed in (in the case of audit-related fees, tax fees and all other fees) each of the last two fiscal years for professional services rendered by our independent registered public accounting firm, EY, and its affiliates.

	2022 ($) (4)	2021 ($) (4)

Audit fees (1)	13,163	13,528

Audit-related fees (2)	2,363	320

Tax fees (3)	3,750	3,570

All other fees	—	—

Total fees paid to auditor	19,276	17,418

(1)

Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for EY to fulfill its responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)

Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice and transfer pricing services.
(4)	All such audit fees, audit-related fees and tax fees were approved by the Audit Committee as described below in “Audit Matters – Pre-Approval Policies and Procedures”.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring pre-approval of audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm. Each year, management requests Audit Committee approval of the annual audits, statutory audits, and quarterly reviews and pre-approval of certain other engagements of the independent registered public accounting firm known at that time. In connection with these requests, the Audit Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence.

As additional proposed audit and non-audit engagements of the independent registered public accounting firm are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Audit Committee meetings, the Audit Committee has delegated to the Chair of the Audit Committee the authority to grant pre-approvals. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

The independent registered public accounting firm and management report to the Audit Committee periodically regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services are within the limits approved by the Audit Committee.

OTHER INFORMATION

One or more representatives of EY will be present at the 2023 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

50    Westrock Company 2023 Proxy Statement

Other Important Information

OTHER IMPORTANT INFORMATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table lists information, as of December 9, 2022, about the number of shares of our common stock beneficially owned by (i) each NEO (other than Mr. Dickson1), (ii) each director and director nominee, (iii) directors and executive officers as a group, and (iv) any person known to us to be the beneficial owner of more than 5% of our common stock as of such date. Unless otherwise noted, voting power and investment power in our common stock are exercisable solely by the named person.

Name of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (#) (2)		Percent of Outstanding Common Stock (%) (3)

David B. Sewell	51,845		*

Alexander W. Pease	32,484		*

Denise R. Singleton	-		*

Patrick M. Kivits	12,872		*

Thomas M. Stigers	78,551	(4)	*

Colleen F. Arnold	17,016	(5)	*

Timothy J. Bernlohr	40,915		*

J. Powell Brown	58,220	(6)	*

Terrell K. Crews	40,772	(7)	*

Russell M. Currey	652,798	(8)	*

Suzan F. Harrison	11,585		*

Gracia C. Martore	39,927	(9)	*

James E. Nevels	14,447	(10)	*

E. Jean Savage	3,620		*

Dmitri L. Stockton	1,914	(11)	*

Alan D. Wilson	42,725	(12)	*

All current directors and executive officers as a group	1,212,922	(13)	*

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	30,367,382	(14)	11.9%

BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	20,873,962	(15)	8.2%

State Street Corp., 1 Lincoln Street, Boston, MA 02111	14,838,460	(16)	5.8%

*	Less than 1%.
(1)

Mr. Dickson, who stepped down as Executive Vice President and CFO effective November 10, 2021, and retired from the Company on December 2, 2021, beneficially owned 191,542 shares at his retirement, including 13,388 shares issuable upon exercise of stock options then held by Mr. Dickson. For additional information regarding the modification of certain of Mr. Dickson’s outstanding equity awards in connection with his retirement, see “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program — LTIP Awards — Retirement of Ward Dickson.

(2)

Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, PSUs as well as RSUs that vest more than 60 days after December 9, 2022 are not included. In addition, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them. See “Compensation Matters — Executive Compensation Tables — Outstanding Equity Awards at Fiscal Year-End” for more information concerning outstanding equity awards to our NEOs and “Board and Governance Matters – Director Compensation” for more information concerning outstanding equity awards to our non-employee directors.

(3)

Each of the individuals as well as the group marked with an asterisk held less than 1% of our outstanding common stock as of December 9, 2022 (including shares such individual had the right to acquire within 60 days after December 9, 2022).

(4)

Share balance includes (i) 8,165 shares issuable upon exercise of stock options owned by Mr. Stigers, (ii) 5,500 shares beneficially owned by Mr. Stigers through the WestRock Company Deferred Compensation Plan and (iii) 56,076 shares held jointly with Mr. Stigers’ spouse.

(5)	Share balance includes 15,819 shares beneficially owned by Ms. Arnold through the Non-Employee Director Deferred Compensation Plan.

Westrock Company 2023 Proxy Statement    51

Other Important Information

(6)

Share balance includes (i) 43,834 shares held jointly with Mr. Brown’s spouse, (ii) 1,323 shares held by a son, (iii) 857 shares held by a daughter, (iv) 681 shares held by a daughter, and (v) 591 shares held by a daughter.

(7)	Share balance includes 22,635 shares held in a revocable trust of which Mr. Crews and his spouse are trustees.
(8)

Share balance includes (i) 185,932 shares beneficially owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president, (ii) 300,271 shares owned by a trust for Mr. Currey’s father for which Mr. Currey is the trustee, and (iii) 32,657 shares in a second trust.

(9)	Share balance includes 38,892 shares beneficially owned by Ms. Martore through the Non-Employee Director Deferred Compensation Plan.
(10)	Share balance includes (i) 2,530 shares beneficially owned by Mr. Nevels through the Non-Employee Director Deferred Compensation Plan and (ii) 8,297 shares held jointly with his spouse.
(11)	Share balance reflects 1,914 shares beneficially owned by Mr. Stockton through the Non-Employee Director Deferred Compensation Plan.
(12)	Share balance includes 41,690 shares beneficially owned by Mr. Wilson through the Non-Employee Director Deferred Compensation Plan.
(13)

Share balance reflects ownership by 20 persons. In addition to the named executive officers listed in this table (other than Mr. Dickson), this number includes shares beneficially owned by John L. O’Neal, Samuel W. Shoemaker, Vicki L. Lostetter and Julia A. McConnell, each of whom is also an executive officer of WestRock. It also includes 22,374 shares issuable upon exercise of vested stock options held by our executive officers.

(14)

Based on a Schedule 13G/A filed on February 9, 2022, The Vanguard Group has sole dispositive power over 29,260,389 of these shares, shared voting power over 436,757 of these shares and shared dispositive power over 1,106,993 of these shares.

(15)	Based on a Schedule 13G/A filed on March 11, 2022, BlackRock, Inc. has sole voting power over 18,341,163 of these shares and sole dispositive power over 20,873,962 of these shares.
(16)	Based on a Schedule 13G filed on February 14, 2022, State Street Corporation has shared voting power over 10,389,273 of these shares and shared dispositive power over 14,814,040 of these shares.

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2024 ANNUAL MEETING

SEC rules permit stockholders to submit proposals for inclusion in our Proxy Statement and form of proxy if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s Proxy Statement, a stockholder proposal submitted in accordance with Rule 14a-8 must be received by us at our principal executive offices by no later than August 17, 2023.

Stockholders will vote at the 2023 Annual Meeting on only the matters summarized in this Proxy Statement. Our Bylaws provide that any stockholder proposal (including director nominations) that is not submitted for inclusion in next year’s Proxy Statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In each case, the notice must include the information specified in our Bylaws. If next year’s annual meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2023 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by us. Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on September 29, 2023 and no later than the close of business on October 29, 2023, except as described above. In addition, stockholders that intend to solicit proxies in support of director nominees other than our nominees for future stockholder meetings must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

The mailing address of our principal executive offices to which proposals may be delivered is 1000 Abernathy Road NE, Atlanta, GA 30328. Proposals should be addressed to the attention of the Corporate Secretary. Delivery by email does not constitute delivery to our principal executive offices.

ANNUAL REPORT ON FORM 10-K

We will provide without charge, at the written request of any stockholder of record as of the record date, a copy of our 2022 Form 10-K, including the financial statements, as filed with the SEC, excluding exhibits. Requests for copies of our 2022 Form 10-K should be mailed to: WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary. You may also access a copy of our 2022 10-K at www..westrock.com.

52    Westrock Company 2023 Proxy Statement

Other Important Information

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act and related regulations require our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. To assist with these required reports, we have established procedures whereby we receive relevant information regarding the transactions of our directors and executive officers in our equity securities and we prepare and file the ownership reports on their behalf.

We have reviewed all ownership reports filed electronically with the SEC since October 1, 2021. Based on this review and on written information given to us by our directors and executive officers, we believe that all such required reports for our directors and executive officers were filed on a timely basis under Section 16(a), except with respect to (i) a Form 4 related to an award of 8,000 RSUs to Ms. McConnell on October 27, 2021, which were reflected in her beneficial ownership beginning with a Form 4 filed on February 9, 2022, and (ii) a Form 3 and Form 4 for Ms. Savage related to her election to the Board and fiscal 2022 equity grant, both of which were filed on February 10, 2022.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the 2023 Annual Meeting?

Stockholders will vote at the 2023 Annual Meeting on the matters summarized in this Proxy Statement.

Why did I receive these proxy materials?

You received these proxy materials because you are a Company stockholder and the Board is soliciting your proxy to vote your shares at the 2023 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

What is included in these proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for the 2023 Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our 2022 Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote your shares, and that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Messrs. Wilson and Sewell and Ms. Singleton as proxies for the 2023 Annual Meeting.

What does it mean if I receive more than one notice, proxy materials email or proxy card?

If you receive more than one notice, proxy materials email or proxy card, you have multiple accounts with brokers and/or our transfer agent and will need to vote separately with respect to each notice, proxy materials email or proxy card you receive.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

Who may vote?

You may vote if you owned our common stock as of the close of business on December 5, 2022, the record date for the 2023 Annual Meeting.

How may I vote?

You may vote by any of the following methods:

•	Internet – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Phone – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Mail – complete sign and return the proxy and/or voting instruction card provided.

•	Virtually – attend the 2023 Annual Meeting virtually and follow the instructions on the website.

Westrock Company 2023 Proxy Statement    53

Other Important Information

When voting on proposals, you may vote “for” or “against” the item (or, in the case of Item 3, the advisory vote on frequency of future advisory votes on executive compensation, for every “1 year,” “2 years” or “3 years”) or you may abstain from voting. You are not entitled to appraisal or dissenters’ rights for any matter being voted on at the 2023 Annual Meeting.

We encourage you to vote your proxy by Internet, telephone or mail prior to the 2023 Annual Meeting, even if you plan to attend the meeting virtually.

What constitutes a quorum at the 2023 Annual Meeting, and why is a quorum required?

The presence at the 2023 Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum. A quorum of stockholders is necessary to hold a valid meeting.

What is the vote required to approve each of the proposals to be presented at the 2023 Annual Meeting?

Assuming the existence of a quorum at the 2023 Annual Meeting:

•

Item 1: Election of 12 Directors named in this Proxy Statement: A director will be elected if the number of shares voted FOR that director nominee exceeds the number of shares voted AGAINST that director nominee.

•	Item 2: Advisory Vote to Approve Executive Compensation: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.

•

Item 3: Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation: The option of every “1 year,” “2 years” or “3 years” that receives the highest number of affirmative votes by those shares present in person or represented by proxy and entitled to vote will be considered the preferred frequency.

•	Item 4: Ratification of Appointment of Ernst & Young LLP for fiscal 2023: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

Proposal	Effect of Broker Non-Vote	Effect of Abstention

Election of 12 Directors Named in the Proxy Statement	No effect	No effect

Advisory Vote to Approve Executive Compensation	No effect	Vote against

Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation	No effect	No effect

Ratification of Appointment of Ernst & Young LLP for Fiscal 2023	Not applicable	Vote against

Will There Be A Physical Location for the 2023 Annual Meeting?

No, we plan to hold our 2023 Annual Meeting virtually in an effort to enhance the ability of our stockholders to attend and participate. To attend the virtual meeting, visit www..virtualshareholdermeeting.com/WRK2023 and use your 16-digit control number provided in the notice or proxy card to log into the meeting. Any stockholders holding shares in street name that do not receive a 16-digit control number should contact their bank, broker or other nominee (preferably at least five days before the 2023 Annual Meeting) in order to request a control number and be able to attend, participate in or vote at the 2023 Annual Meeting. If you do not have a 16-digit control number at the time of the 2023 Annual Meeting, you may still attend the meeting as a guest in listen-only mode, although guests will be unable to vote or submit questions. We encourage stockholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the 2023 Annual Meeting’s 9:00 a.m. Eastern Time start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual stockholder meeting login page.

Will I be able to ask questions and participate in the virtual Annual Meeting?

Stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the 2023 Annual Meeting. To submit questions during the meeting, stockholders may log into the virtual meeting website with their 16-digit control number, type the question into the “Ask a Question” field, and click “Submit.”

Questions and comments pertinent to meeting matters will be answered and addressed during the 2023 Annual Meeting as time allows. If we receive substantially similar written questions, we may group these questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we intend to post answers to those questions on our investor relations website following the meeting.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which stockholders may view shortly prior to and during the 2023 Annual Meeting at the meeting website.

54    Westrock Company 2023 Proxy Statement

Other Important Information

How many shares of our common stock were outstanding and entitled to vote on the record date?

254,518,055 shares. Each share of our common stock is entitled to one vote.

Can I change my vote or revoke my proxy after I vote?

You may change your vote at any time before the polls close at the 2023 Annual Meeting by (i) voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on January 26, 2023, (ii) giving written notice to our Corporate Secretary, (iii) delivering a later-dated proxy, or (iv) voting at the 2023 Annual Meeting. You may also revoke your proxy before it is voted at the 2023 Annual Meeting by using one of the methods listed above.

What is householding?

Beneficial holders who share a single address may receive only one copy of the notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder(s) sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the proxy materials, or wishes to enroll in householding, the beneficial holder(s) should contact its broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the proxy materials, we will deliver them promptly upon request either by phone (by dialing 678-291-7900) or in writing (by mailing a request to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary).

Will any other business be conducted at the 2023 Annual Meeting?

We are not aware of any items, other than those described in this Proxy Statement, that may properly come before the 2023 Annual Meeting. If other matters are properly brought before the 2023 Annual Meeting, the accompanying proxy will be voted at the discretion of the proxy holders.

What is the difference between holding shares as a “registered holder” and as a “beneficial holder”?

If your shares are registered directly in your name with our transfer agent, you are a registered holder. If your shares are held in the name of a bank, brokerage or other nominee as custodian on your behalf, you are a beneficial holder.

What if I am a beneficial holder and do not give voting instructions to my broker?

As a beneficial holder, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee in order to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person will depend on the type of item being considered for vote. Items 1, 2 and 3 are “non-routine” matters under NYSE rules and therefore they may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial holders (so called “broker non-votes”). Item 4 is a “routine” matter under NYSE rules and therefore a matter on which banks, brokers and other nominees that do not receive voting instructions from beneficial holders may generally vote on this proposal in their discretion.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have retained Innisfree to solicit proxies, by telephone, in person or by mail, for a fee of $20,000 plus certain expenses. In addition, certain Company officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock.

When will the Company announce the voting results?

We will announce preliminary voting results at the 2023 Annual Meeting and report the final results on our website and in a current report on Form 8-K filed with the SEC.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as “may”, “will”, “could”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target”, “prospects”, “potential” and “forecast”, or words of similar import or meaning or refer to future time periods. Forward-looking statements involve estimates, expectations, projections, goals, targets, forecasts, assumptions, risks and uncertainties. A forward-looking statement is not a guarantee of future performance, and actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, such as developments related to pricing cycles and volumes; economic, competitive and market conditions

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Other Important Information

generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; results and impacts of acquisitions, including timing and operational and financial effects from the acquisition of Grupo Gondi and planned divestitures as well as risks related to our joint ventures; business disruptions, including from public health crises such as a resurgence of COVID, the occurrence of severe weather or a natural disaster or other unanticipated problems, such as labor difficulties, equipment failure or unscheduled maintenance and repair; failure to respond to changing customer preferences; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement capital projects; risks related to international sales and operations; the production of faulty or contaminated products; the loss of certain customers; adverse legal, reputational, operational and financial effects resulting from cyber incidents and the effectiveness of business continuity plans during a ransomware or other cyber incident; work stoppages and other labor relations difficulties; inability to attract, motivate, train and retain qualified personnel; risks associated with sustainability and climate change, including our ability to achieve ESG targets and goals on announced timelines or at all; our inability to successfully identify and make performance and productivity improvements and risks associated with completing strategic projects on the anticipated timelines and realizing anticipated financial or operational improvements on announced timelines or at all, including with respect to our business systems transformation; risks related to our indebtedness; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; our desire or ability to repurchase company stock; and the scope, timing and outcome of any litigation, claims or other proceedings or dispute resolutions and the impact of any such litigation (including with respect to the Brazil tax liability matter). Such risks and other factors that may impact forward-looking statements are discussed in our filings with the SEC, including in Item 1A under the caption “Risk Factors” in our 2022 Form 10-K and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time. The information contained herein speaks as of the date hereof, and we do not have or undertake any obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

56    Westrock Company 2023 Proxy Statement

APPENDIX: NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes certain non-GAAP financial measures provide our management, Board, investors, potential investors, securities analysts and others with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions, and in evaluating our performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our GAAP results. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies.

Below, we define the non-GAAP financial measures we use, discuss the reasons that we believe this information is useful to management and may be useful to investors and provide reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Consolidated Adjusted EBITDA

We use the non-GAAP financial measure “Consolidated Adjusted EBITDA”, along with other factors such as “Adjusted EBITDA” (a GAAP measure of segment performance used to evaluate our segment results), to evaluate our overall performance. Management believes that the most directly comparable GAAP measure to Consolidated Adjusted EBITDA is “Net income (loss) attributable to common stockholders.” Management believes this measure provides our management, Board, investors, potential investors, securities analysts and others with useful information to evaluate our performance because it excludes restructuring and other costs, business systems transformation costs and other specific items that management believes are not indicative of the ongoing operating results of the business. We and our Board use this information to evaluate our performance relative to other periods.

Set forth below is a reconciliation of the non-GAAP financial measure Consolidated Adjusted EBITDA to Net income (loss) attributable to common stockholders for the fiscal years indicated (in millions):

	Fiscal 2022	Fiscal 2021

Net Income attributable to common stockholders	$944.6	$838.3

Adjustments: (1)

Less: Net Income attributable to noncontrolling interests	4.6	4.2

Income tax expense	269.6	243.4

Other expense (income), net	11.0	(10.9)

Loss on extinguishment of debt	8.5	9.7

Interest expense, net	318.8	372.3

Restructuring and other costs	401.6	31.5

Mineral rights impairment	26.0	-

Multiemployer pension withdrawal expense (income)	0.2	(2.9)

Gain on sale of certain closed facilities	(18.6)	(0.9)

Depreciation, depletion and amortization	1,488.6	1,460.0

Other adjustments	4.5	54.5

Consolidated Adjusted EBITDA	$3,459.4	$2,999.2

(1)	Schedule adds back expense or subtracts income for certain financial statement and segment footnote items to compute Consolidated Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Diluted Share

We also use the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Diluted Share”. Management believes these measures provide our management, Board, investors, potential investors, securities analysts and others with useful information to evaluate our performance because they exclude restructuring and other costs, business systems transformation costs and other specific items that management believes are not indicative of the ongoing operating results of the business. We and our Board use this information to evaluate our performance relative to other periods. We believe that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Diluted Share are Net income (loss) attributable to common stockholders and Earnings (loss) per diluted share, respectively.

Westrock Company 2023 Proxy Statement    57

Set forth below are reconciliations of Adjusted Net Income to the most directly comparable GAAP measure, Net income (loss) attributable to common stockholders (represented in the table below as the GAAP results for Consolidated net income (loss) (i.e., Net of Tax) less net income attributable to Noncontrolling interests), for the fiscal years indicated (in millions):

	Fiscal 2022 Consolidated Results

	Pre-Tax	Tax	Net of Tax

As reported (1)	$1,218.8	$(269.6)	$949.2

Restructuring and other costs	401.6	(98.1)	303.5

Mineral rights impairment	26.0	(6.4)	19.6

Loss on extinguishment of debt	8.5	(2.1)	6.4

Accelerated depreciation on certain facility closures	7.5	(1.9)	5.6

Business systems transformation costs	7.4	(1.8)	5.6

Multiemployer pension withdrawal expense	3.5	(0.8)	2.7

Losses at closed facilities, transition and start-up costs	3.5	(0.9)	2.6

MEPP liability adjustment due to interest rates	(36.2)	8.9	(27.3)

Gain on sale of certain closed facilities	(18.6)	5.0	(13.6)

Ransomware recovery costs insurance proceeds	(6.6)	1.6	(5.0)

Other	0.5	(0.1)	0.4

Adjusted Results	$1,615.9	$(366.2)	$1,249.7

Noncontrolling interests			(4.6)

Adjusted Net Income			$1,245.1

(1)

The as reported results for Pre-Tax, Tax and Net of Tax are equivalent to the line items “Income (loss) before income taxes”, “Income tax expense” and “Consolidated net income (loss)”, respectively, as reported on the Consolidated Statements of Operations.

	Fiscal 2021 Consolidated Results

	Pre-Tax	Tax	Net of Tax

As reported (1)	$1,085.9	$(243.4)	$842.5

Restructuring and other costs	31.5	(7.7)	23.8

COVID employee payments	22.0	(5.4)	16.6

Grupo Gondi option	22.5	(6.7)	15.8

Ransomware recovery costs, net of insurance proceeds	18.9	(4.7)	14.2

Accelerated compensation — former CEO	11.7	-	11.7

Loss on extinguishment of debt	9.7	(2.4)	7.3

Losses at closed facilities, transition and start-up costs	3.0	(0.6)	2.4

Accelerated depreciation on certain facility closures	0.7	(0.2)	0.5

Gain on sale of investment	(16.0)	2.4	(13.6)

Gain on sale of sawmill	(16.5)	8.3	(8.2)

Gain on sale of certain closed facilities	(0.9)	0.2	(0.7)

Brazil indirect tax claim	(0.9)	0.3	(0.6)

MEPP liability adjustment due to interest rates	(0.4)	0.1	(0.3)

Adjusted Results	$1,171.2	$(259.8)	$911.4

Noncontrolling interests			(4.2)

Adjusted Net Income			$907.2

(1)

The as reported results for Pre-Tax, Tax and Net of Tax are equivalent to the line items “Income (loss) before income taxes”, “Income tax expense” and “Consolidated net income (loss)”, respectively, as reported on the Consolidated Statements of Operations.

58    Westrock Company 2023 Proxy Statement

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Earnings Per Diluted Share to Earnings (loss) per diluted share, the most directly comparable GAAP measure (in dollars per share) for the fiscal years indicated:

	Fiscal 2022	Fiscal 2021

Earnings per diluted share	$3.61	$3.13

Restructuring and other costs	1.16	0.09

Mineral rights impairment	0.08	-

Loss on extinguishment of debt	0.02	0.03

Accelerated depreciation on certain facility closures	0.02	-

Business systems transformation costs	0.02	-

Multiemployer pension withdrawal expense	0.01	-

Losses at closed facilities, transition and start-up costs	0.01	0.01

COVID employee payments	-	0.06

Grupo Gondi option	-	0.06

MEPP liability adjustment due to interest rates	(0.10)	-

Gain on sale of certain closed facilities	(0.05)	-

Ransomware insurance proceeds, net of recovery costs	(0.02)	0.05

Accelerated compensation — former CEO	-	0.04

Gain on sale of investment	-	(0.05)

Gain on sale of sawmill	-	(0.03)

Adjusted Earnings Per Diluted Share	$4.76	$3.39

Westrock Company 2023 Proxy Statement    59

Leverage Ratio, Net Leverage Ratio, Total Funded Debt and Adjusted Total Funded Debt

We use the non-GAAP financial measures “Leverage Ratio” and “Net Leverage Ratio” as measurements of our operating performance and to compare to our publicly disclosed target leverage ratio. We believe our management, Board, investors, potential investors, securities analysts and others use each measure to evaluate our available borrowing capacity – in the case of “Net Leverage Ratio”, adjusted for cash and cash equivalents. We define Leverage Ratio as our Total Funded Debt divided by our Credit Agreement EBITDA, each of which term is defined in our revolving credit agreement, dated July 7, 2022. While the Leverage Ratio under our credit agreement determines the credit spread on our debt, we are not subject to a leverage ratio cap. Our credit agreement is subject to a Debt to Capitalization Ratio, as defined therein. We define “Adjusted Total Funded Debt” as our Total Funded Debt less cash and cash equivalents. Net Leverage Ratio represents Adjusted Total Funded Debt divided by our Credit Agreement EBITDA. Set forth below are reconciliations for the fiscal years indicated (in millions):

	Fiscal 2022	Fiscal 2021

Net Income attributable to common stockholders	$944.6	$838.3

Interest expense, net	303.1	349.0

Income tax expense	269.6	243.4

Depreciation, depletion and amortization	1,488.6	1,460.0

Additional permitted charges (1)	477.9	276.8

Credit Agreement EBITDA	$3,483.8	$3,167.5

Current portion of debt	$212.2	$168.8

Long-term debt due after one year	7,575.0	8,025.3

Total debt	7,787.2	8,194.1

Less: FV step up and deferred financing fees	(147.5)	(159.8)

Less: short-term and long-term chip mill obligation	(88.7)	(93.1)

Less: other adjustments to funded debt	(141.2)	(123.7)

Total Funded Debt	$7,409.8	$7,817.5

LTM Credit Agreement EBITDA	$3,483.8	$3,167.5

Leverage Ratio	2.13x	2.47x

Total Funded Debt	$7,409.8	$7,817.5

Less: cash and cash equivalents	(260.2)	(290.9)

Adjusted Total Funded Debt	$7,149.6	$7,526.6

Net Leverage Ratio	2.05x	2.38x

(1)	Additional Permitted Charges primarily include restructuring and other costs, and certain non-cash and other items as allowed under the credit agreement.

60    Westrock Company 2023 Proxy Statement

www..westrock.com

SCAN TO VIEW MATERIALS & VOTE WESTROCK COMPANY 1000 ABERNATHY ROAD, NE VOTE BY INTERNET ATLANTA, GEORGIA 30328 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 26, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/WRK2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 26, 2023. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D94023-P81401 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WESTROCK COMPANY The Board of Directors recommends a vote FOR all director nominees named in the WestRock Proxy Statement: 1. Election of Directors For Against Abstain Nominees: 1a. Colleen F. Arnold For Against Abstain 1b. Timothy J. Bernlohr 1l. Alan D. Wilson 1c. J. Powell Brown The Board of Directors recommends a vote FOR proposal 2: For Against Abstain 1d. Terrell K. Crews 2. Advisory Vote to Approve Executive Compensation 1e. Russell M. Currey The Board of Directors recommends a vote for every 1 YEAR with respect to proposal 3: 1 Year 2 Years 3 Years Abstain 1f. Suzan F. Harrison 3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation 1g. Gracia C. Martore The Board of Directors recommends a vote FOR proposal 4: For Against Abstain 1h. James E. Nevels 4. Ratification of Appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending September 30, 2023 1i. E. Jean Savage NOTE: Such other business as may properly come before the 1j. David B. Sewell meeting or any adjournment or postponement thereof. 1k. Dmitri L. Stockton Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. D94024-P81401 WESTROCK COMPANY Annual Meeting of Stockholders January 27, 2023 at 9:00 AM EST This proxy is solicited by the Board of Directors of WestRock Company The stockholder(s) hereby appoint(s) Alan D. Wilson, David B. Sewell and Denise R. Singleton, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on January 27, 2023, virtually at www.virtualshareholdermeeting.com/WRK2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees named in proposal 1, FOR proposals 2 and 4 and FOR EVERY 1 YEAR for proposal 3. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side